Exhibit 2.1

AGREEMENT AND PLAN

OF STOCK ACQUISITION

By and Among

ENB FINANCIAL CORP,

ENB SOUTH ACQUISITION SUBSIDIARY, INC.,

THE EPHRATA NATIONAL BANK,

CECIL BANCORP, INC.

And

CECIL BANK

August 12, 2025

SCHEDULE 1	Identification of Certain Executive Officers of Cecil Bank
SCHEDULE 2	Identification of Certain Loans
EXHIBIT A	Form of Agreement and Plan of Merger of ENB South Acquisition Subsidiary, Inc. with and into Cecil Bancorp, Inc.
EXHIBIT B	Form of Cecil Bancorp, Inc. Plan of Liquidation and Dissolution
EXHIBIT C	Form of Bank Plan of Merger
EXHIBIT D	Form of Cecil Bancorp, Inc. - Letter Agreement
EXHIBIT E	Form of Retention Agreement and General Release
EXHIBIT F	Form of Separation and Release Agreement

AGREEMENT

THIS AGREEMENT AND PLAN OF STOCK ACQUISITION (this “Agreement”), dated as of August 12, 2025, is made by and among ENB FINANCIAL CORP (“Parent”), a Pennsylvania corporation, having its principal place of business in Ephrata, Pennsylvania, ENB SOUTH ACQUISITION SUBSIDIARY, INC. (“Acquisition Subsidiary”), a Pennsylvania corporation having its principal place of business in Ephrata, Pennsylvania, THE EPHRATA NATIONAL BANK (“Parent Bank”), a national banking association, having its principal place of business in Ephrata, Pennsylvania, CECIL BANCORP, INC. (“Company”), a Maryland corporation, having its principal place of business in Elkton, Maryland, and CECIL BANK (“Cecil Bank”), a Maryland state-chartered commercial bank, having its principal place of business in Elkton, Maryland.

BACKGROUND

1.	The board of directors of each of Parent, Acquisition Subsidiary, Parent Bank, the Company and Cecil Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals to consummate the transactions provided for in this Agreement and Exhibits A, B and C in the sequential order and manner provided herein and therein and for the Acquisition Subsidiary to merge with and into the Company (the “Merger”), with the Company surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania and the State of Maryland, and such boards of directors have unanimously approved this Agreement and the Agreement and Plan of Merger of ENB South Acquisition Subsidiary, Inc. with and into Cecil Bancorp, Inc. (the “Merger Agreement”) in the form attached hereto as Exhibit A, declared it advisable, and recommended that this Agreement and the Merger Agreement be adopted by the stockholders of the Company and sole shareholder of Acquisition Subsidiary.

2.	Immediately after the Effective Time (as hereinafter defined) of the Merger, the Company shall liquidate and dissolve in a transaction that is not taxable and has no adverse tax consequences to the parties hereto, such liquidation and dissolution to be undertaken and effectuated pursuant to the Cecil Bancorp, Inc. Plan of Liquidation and Dissolution (the “Company Plan of Liquidation”) in the form attached hereto as Exhibit B.

3.	Subsequent to and immediately after the effectiveness of the Company Plan of Liquidation, subject to the terms of this Agreement, Cecil Bank shall merge with and into Parent Bank in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit C.

4.	Parent is the sole shareholder of Acquisition Subsidiary and the parent bank holding company and sole shareholder of Parent Bank. The Company is the parent holding company and sole stockholder of Cecil Bank.

5.	As an inducement to Parent’s willingness to enter into this Agreement, the directors and certain shareholders of the Company, the Company’s President & Chief Executive Officer, and certain other executive officers have executed a Letter Agreement in the form attached hereto as Exhibit D.

6.	As a condition and inducement to the parties’ willingness to enter into this Agreement, Parent and Parent Bank, as applicable, have entered into the Retention Agreement and General Release with the executive identified on Schedule 1 in the form attached hereto as Exhibit E to be effective at the Effective Time (as defined herein).

7.	The parties intend this transaction to be a stock purchase under IRC Section 338 and a reverse statutory merger and that the net operating losses and tax attributes of the Company shall survive the Effective Date and inure to the benefit of the Parent, subject to the applicable provisions of the IRC and the regulations promulgated thereunder.

8.	The respective boards of directors of the parties have determined that it is in the best interests of their respective companies and their shareholders and stockholders, respectively, to consummate the Merger and the transactions provided for herein in the sequential order provided in this Agreement and Exhibits A, B and C each contingent upon the sequential effectiveness of all and on the same day.

9.	The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except Parent, Acquisition Subsidiary, or Parent Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Company Subsidiary and the capital stock of any entity surviving any merger or business combination involving any Company Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of the Company or any of its Company Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning

20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of the Company or any Company Subsidiary where that Company Subsidiary represents more than 20% of the consolidated assets or revenue of the Company, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

Bank Merger means the merger of Cecil Bank with and into Parent Bank.

Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the OCC, the FDIC, FRB, and the MOCFR.

BHCA means the Bank Holding Company Act of 1956, as amended.

Cecil Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Cecil Bank Common Stock shall have the meaning set forth in Section 2.03(b) of this Agreement.

Cecil Bank Preferred Stock shall have the meaning set forth in Section 2.03(b) of this Agreement.

CECL means current expected credit losses as provided for under GAAP.

CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

CERCLIS means the Comprehensive Environmental Response Compensation Liabilities Information System.

Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.

Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.

Company shall have the meaning set forth in the Introductory Recital of this Agreement.

Company 401(k) Plan shall have the meaning set forth in Section 5.16(b) of this Agreement

Company Benefit Plans shall have the meaning set forth in Section 2.14(a) of this Agreement.

Company Certificate shall have the meaning set forth in Section 1.02(l)(iii) of this Agreement.

Company Common Stock means the Company Voting Common Stock and the Company Nonvoting Common Stock collectively.

Company Disclosure Schedule means a disclosure schedule delivered by the Company to Parent pursuant to Article II of this Agreement.

Company Financials means (i) the audited consolidated statements of condition, income, comprehensive income, changes in stockholders’ equity and cash flows as of and for the fiscal years ending December 31, 2024, December 31, 2023, and December 31, 2022, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter ending on or after March 31, 2025 and for the periods then ended including the notes thereto; and (iii) the Company Regulatory Reports.

Company Information Security Requirements shall have the meaning set forth in Section 2.26(d) of this Agreement.

Company Information Security Reviews shall have the meaning set forth in Section 2.26(e) of this Agreement.

Company IT Assets shall have the meaning set forth in Section 2.26(b)(ii) of this Agreement.

Company Loan Property shall have the meaning set forth in Section 2.17(c) of this Agreement.

Company Nonvoting Common Stock shall have the meaning set forth Section 2.03(a) of this Agreement.

Company Options shall have the meaning set forth in Section 1.02(k) of this Agreement.

Company Option Consideration shall have the meaning set forth in Section 1.02(k) of this Agreement.

Company Plan of Liquidation shall have the meaning set forth in the Background of this Agreement.

Company Preferred Stock shall have the meaning set forth in Section 2.03(a) of this Agreement.

Company Regulatory Reports means the call reports of Cecil Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended after December 31, 2022 through the Effective Time and, except to the extent such disclosure would violate Section 5.03(b) of this Agreement, all financial reports filed with any Bank Regulator by the Company or Cecil Bank after December 31, 2022 through the Effective Time.

Company Restricted Stock shall have the meaning set forth in Section 1.02(j) of this Agreement.

Company Stock Plan means the Cecil Bancorp, Inc. 2021 Equity Incentive Plan.

Company Stockholder Approval shall have the meaning set forth in Section 2.04(a) of this Agreement.

Company Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by the Company, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Cecil Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Company Termination Fee shall have the meaning set forth in Section 8.01(c) of this Agreement.

Company Voting Common Stock shall have the meaning set forth in Section 2.03(a) of this Agreement.

Confidentiality Agreement means that certain confidentiality agreement, dated April 11, 2025, pursuant to which Parent agrees, among other things, to maintain the confidentiality of certain information provided to it by the Company and to which the Company agrees, among other things, to maintain the confidentiality of certain information provided to it by Parent.

Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, “deposits” as such term is defined in Section 3(l)(1) of the FDIA, as amended) of Cecil Bank or Parent Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under “sweep” or similar arrangements, together with Cecil Bank’s or Parent Bank’s rights and obligations under any related customer agreement, and Individual Retirement Accounts for which Cecil Bank or Parent Bank is custodian.

Dissenting Company Shares means shares of the Company Common Stock as to which appraisal rights are perfected under the MGCL.

DP Contracts shall have the meaning set forth in Section 2.26(f) of this Agreement.

Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.

Eligible Employee shall have the meaning set forth in Section 5.18 of this Agreement.

Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means (i) a member of any “controlled group” (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).

ETL means of the Pennsylvania Entity Transactions Law, 15 Pa. C.S. §311 et seq.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent shall have the meaning set forth in Section 1.02(l) of this Agreement.

Exchange Agent Agreement means the agreement entered into between Parent and the Exchange Agent in form and substance reasonably acceptable to Parent setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.

Exchange Fund shall have the meaning set forth in Section 1.02(l)(ii) of this Agreement.

Expenses shall have the meaning set forth in Section 8.01(b) of this Agreement.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

Leased Properties shall have the meaning set forth in Section 2.11(d) of this Agreement.

Leases shall have the meaning set forth in Section 2.11(c) of this Agreement.

Letter Agreement shall have the meaning set forth in Background Recital 4 of this Agreement.

Loan shall have the meaning set forth in Section 5.01(b)(xxi) of this Agreement.

Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of the Company on a consolidated basis (when such term is used in Article II hereof) or Parent on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect the Company or Parent when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) any litigation, claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages, as a direct result of the transactions this Agreement contemplates brought by a party that is not a Bank Regulator (vi) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by the Company or Parent in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vii) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States , declarations of any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order.

Materially Burdensome Regulatory Condition shall have the meaning set forth in Section 5.04(e) of this Agreement.

MDAT means the Maryland Department of Assessments & Taxation.

Merger Agreement shall have the meaning set forth in the Background of this Agreement.

Merger Consideration shall have the meaning set for the in Section 1.02(i)(iii) of this Agreement.

MGCL means the Maryland General Corporation Law.

MOCFR means the Maryland Office of the Commissioner of Financial Regulation.

NPL means the National Priority List under CERCLA.

OCC means the Office of the Comptroller of the Currency.

Owned Properties shall have the meaning set forth in Section 2.11(a) of this Agreement.

PAC means the Pennsylvania Associations Code.

Parent shall have the meaning set forth in the Introductory Recital of this Agreement.

Parent Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Parent Common Stock means the common stock of the Parent, par value $0.10 per share.

Parent Disclosure Schedule means a disclosure schedule delivered by Parent to the Company pursuant to Article III of this Agreement.

Parent Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2024, December 31, 2023, and December 31, 2022, and the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for fiscal years ending December 31, 2024, December 31, 2023, and December 31, 2022, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity, and cash flows, as of the end of each calendar quarter ending on or after March 31, 2025 and for the periods then ended including the notes thereto.

Parent Information Security Requirements shall have the meaning set forth in Section 3.12(c) of this Agreement.

Parent IT Assets shall have the meaning set forth in Section 3.12(a) of this Agreement.

Parent Regulatory Reports means the annual and quarterly reports of Parent filed with the SEC since December 31, 2022 through the Closing Date, and the financial reports of Parent Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2022 through the Closing Date.

Parent Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by Parent, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Parent Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Proxy Statement means the proxy statement together with any amendments and supplements thereto, to be transmitted to holders of the Company Common Stock in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.07(c) of this Agreement.

Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

Regulatory Materials shall have the meaning as set forth in Section 5.04(d) of this Agreement.

Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

Retention Plan shall have the meaning as set forth in Section 5.21 of this Agreement.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

Schedule 2 Loan Notes shall have the meaning as set forth in Section 1.02(i)(iii)(a) of this Agreement.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

Statement of Merger means the statement of merger and/or the articles of merger to be executed by Acquisition Subsidiary and the Company and to be filed with PDS and MDAT, in accordance with the ETL and MGCL.

Subsidiary means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

Third Party Leases shall have the meaning set forth in Section 2.11(e) of this Agreement.

Treasury Regulations means the regulations issued by the IRS, a bureau of the United States Department of Treasury.

USA PATRIOT Act shall have the meaning set forth in Section 2.05(b) of this Agreement.

Section 1.02 The Merger.

(a)	Closing. The closing of the Merger (the “Closing”) will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than ten (10) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article VI (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing); provided, however, that the Closing shall not occur on a date before January 5, 2026 without Parent’s written consent (such date, the “Closing Date”).

(b)	The Merger. Subject to the terms and conditions of this Agreement, the Merger Agreement, and in accordance with Article III of the PAC, also known as the ETL, and the MGCL, as required, at the Effective Time, Acquisition Subsidiary shall merge with and into the Company, the separate existence of the Acquisition Subsidiary shall cease, and the Company shall be the surviving entity and continue to exist as a Maryland corporation and all of the assets and liabilities of the Acquisition Subsidiary shall become the assets and liabilities of the Company. After the Merger, the Company shall be a wholly-owned subsidiary of Parent.

(c)	Effective Time; Effects of the Merger. Subject to the provisions of this Agreement, the Statement of Merger and Articles of Merger shall be duly prepared, executed and delivered for filing with the PDS and the MDAT, as required, on the Closing Date. The Merger shall become effective at such time, on such date, as the Statement of Merger and Articles of Merger are filed with the PDS and the MDAT, as required, or at such date and time as may be specified in the Statement of Merger and Articles of Merger (such time being the “Effective Time”). At and after the Effective Time, the Merger shall have the effects set forth in Section 331 of the ETL, Section 3-114 of the MGCL, and this Agreement and the Merger Agreement.

(d)	Parent’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of Parent, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of Parent, until thereafter altered, amended, or replaced.

(e)	Company’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time shall automatically be and remain the articles of incorporation and bylaws of the Company, as the surviving corporation in the Merger, until thereafter altered, amended, or replaced.

(f)	Board of Directors and Executive Officers of Parent and Parent Bank. The directors of Parent and Parent Bank serving immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the Articles and Bylaws of Parent and Parent Bank, respectively. The executive officers of Parent immediately prior to the Effective Time shall be the executive officers of Parent after the Effective Time. The executive officers of Parent Bank immediately prior to the Effective Time shall be the executive officers of Parent Bank after the Effective Time.

(g)	Company Liquidation. Subsequent to and immediately after the Effective Time of the Merger, the Company Plan of Liquidation shall be adopted, undertaken and effected in accordance with its terms and applicable law.

(h)	Bank Merger. Subsequent to and immediately after the effectiveness of the Company Plan of Liquidation, Parent and the Company shall cause Cecil Bank to merge with and into Parent Bank, with Parent Bank surviving such merger. It is intended by the parties that the Bank Merger be effected immediately after the effectiveness of the Company Plan of Liquidation in accordance with the Bank Plan of Merger in substantially the form attached hereto as Exhibit C.

(i)	Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of any of the following securities, the following shall occur:

(i)	Outstanding Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of Parent Common Stock, except that shares of Parent Common Stock owned by the Company (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of Parent.

(ii)	Cancellation of Certain Common Stock. Each share of the Company Common Stock that is owned by Parent, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iii)	Conversion of the Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(i)(ii) and Dissenting Company Shares) shall by virtue of the Agreement and the Merger Agreement be converted into the right to receive $1.85 in cash without interest subject to the following adjustments (the “Merger Consideration”) and be paid by the Acquisition Subsidiary:

(a)	If the notes for the Loans identified on Schedule 2 (“Schedule 2 Loan Notes”) are sold prior to Closing, then the Merger Consideration shall be adjusted as follows:

(1)	If the Schedule 2 Loan Notes are sold prior to Closing for an aggregate amount greater than $600,000, then the Merger Consideration shall be increased on a per share basis by (x) the amount that the Schedule 2 Loan Notes were sold in excess of $600,000 divided by (y) the number of outstanding shares of Company Common Stock (including shares of Restricted Stock) plus outstanding and unexercised Company Options as of the Effective Time.

(2)   If the Schedule 2 Loan Notes are sold prior to Closing for an aggregate amount less than $600,000, then the Merger Consideration shall be decreased on a per share basis by (x) the amount that the Schedule 2 Loan Notes were sold below $600,000 divided by (y) the number of outstanding shares of Company Common Stock (including shares of Restricted Stock) plus outstanding and unexercised Company Options as of the Effective Time.

(b)	If, for any reason, the Schedule 2 Loan Notes are not sold prior to Closing or the Schedule 2 Loan Notes are transferred as provided in Section 5.27 of this Agreement prior to Closing, then the Merger Consideration shall be $1.8155 per share in cash without interest.

(iv)	Acquisition Subsidiary Common Stock. At the Effective Time, each issued and outstanding share of Acquisition Subsidiary common stock shall be converted into one fully paid and non-assessable share of Company Common Stock, resulting in all outstanding shares of Company Common Stock being owned by Parent at and after the Effective Time. After the Effective Time, Parent shall be the sole shareholder of the Company, and the Company shall be a wholly-owned subsidiary of Parent.

(v)	Dissenting Company Shares. The Dissenting Company Shares that have not effectively withdrawn or lost their dissenters’ rights under the MGCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement and the Merger Agreement, and the holders thereof shall be entitled only to such rights as are granted by the MGCL. If any such holder of the Company Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting the Company Shares held by such holder shall receive Merger Consideration as set forth above.

(j)	Treatment of Outstanding Company Restricted Stock.

(i)	At the Effective Time, each share of Company restricted stock (“Company Restricted Stock”) issued under the Company Stock Plan that is unvested immediately before the Effective Time shall vest in full and shall be cancelled and converted automatically into the right to receive the Merger Consideration payable pursuant to this section, less applicable Tax withholding, and treating shares of Company Common Stock subject to such Company Restricted Stock in the same manner as all other shares of Company Common Stock for such purposes.

(ii)	Company Disclosure Schedule 1.02(j) sets forth a listing of each share of Company Restricted Stock outstanding as of the date of this Agreement (copies of which have been provided to Parent), including the name of each holder of such Company Restricted Stock, the date of grant, the number of shares of Company Common Stock subject to such Company Restricted Stock, the number of shares of Company Common Stock subject to such Company Restricted Stock which remain unvested, the expiration date, and whether any or all of such Company Restricted Stock vests prior to or at the Effective Time.

(k)	Treatment of Outstanding Company Options.

(i)	At the Effective Time, each option to purchase shares of the Company Common Stock (collectively, “Company Options”) issued under the Company Stock Plan that is outstanding and unexercised as of immediately prior to the Effective Time shall, by reason of the Merger, cease to be outstanding, shall be cancelled and of no further effect and in settlement thereof be converted into the right to receive in cash an amount, less any applicable Tax withholding, equal to (i) the difference (if a positive number) between (A) the Merger Consideration and (B) the exercise price of each such Company Option multiplied by (ii) the number of shares of Company Common Stock subject to the Company Option (“Company Option Consideration”).

(ii)	The Company shall use commercially reasonable best efforts to cause each holder of a Company Option to execute an agreement documenting such holder’s agreement to accept cash in settlement of, in substitution for and in cancellation of the Company Option as of the Effective Time. Such agreement shall be executed in such form as Parent may reasonably require as a condition to Parent’s obligation to deliver any cash to such individual pursuant to this Section.

(iii)	Company Disclosure Schedule 1.02(k) sets forth a listing of each Company Option grant outstanding as of the date of this Agreement (copies of which have been provided to Parent), including the name of each holder of such Company Option, the date of grant, the number of shares of the Company Common Stock subject to such Company Option, the exercise price per share of such Company Option, the expiration date, and the classification of whether such Company Option is an incentive stock option or a nonqualified stock option.

(l)	Surrender and Exchange of the Company Certificates and Redemption of the Company Options.

(i)	Agent. Prior to the Effective Time, Parent shall appoint its transfer agent, Computershare Trust Company, N.A., or another agent experienced in providing such services, and which is independent of and unaffiliated with Parent and the Company, as an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(ii)	Exchange Fund. Three (3) days prior to the Effective Time, Acquisition Subsidiary shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of the Company Common Stock, Restricted Stock and the Company Options, as applicable, sufficient cash to make all payments and deliveries to stockholders of the Company pursuant to Sections 1.02(i)(iii) and (j) and (k). Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(iii)	Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), Parent shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of the Company Common Stock (a “Company Certificate”) a letter of transmittal which shall specify that delivery of the Company Certificates shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and instructions for effecting the surrender of such the Company Certificates in exchange for the Merger Consideration. Upon surrender of a the Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such the Company Certificate shall be entitled to receive in exchange therefor a check or, upon request, a wire transfer in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.02(i)(iii). No interest will be paid or will accrue on any cash payment pursuant to Section 1.02(i)(iii). In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a certificate representing, in the aggregate, a check in the proper amount pursuant to Sections 1.02(i)(iii) may be issued with respect to such the Company Common Stock to such a transferee if the Company Certificate formerly representing such shares of the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv)	Redemption of Company Options. As soon as reasonably practicable after the Effective Time and subject to the prior receipt of any agreement that may be required pursuant to Section 1.02(k) of this Agreement, Acquisition Subsidiary shall, or the Acquisition Subsidiary shall cause the Exchange Agent to, deliver the Company Option Consideration to the holders of the Company Options that remain outstanding and unexercised as of immediately prior to the Effective Time in settlement and cancellation thereof.

(v)	No Further Ownership Rights. All cash paid upon conversion of shares of the Company Common Stock in accordance with the terms of this Agreement and the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock.

(vi)	Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Company Certificates or the Company Options for twelve (12) months after the Effective Time shall be delivered to Parent or otherwise on the instructions of Parent, and any holders of the Company Certificates or the Company Options who have not previously complied with this Section 1.02(k) shall thereafter look only to Parent for the Merger Consideration or the Company Option Consideration, as applicable, with respect to the shares of the Company Common Stock or the Company Options formerly represented thereby to which such holders are entitled pursuant to Section 1.02(i)(iii).

(vii)	No Liability. None of Parent, Acquisition Subsidiary, the Company, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or the Company Option Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(viii)	Investment of the Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that no holder of shares of the Company Common Stock or the Company Options shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to Parent.

(ix)	Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such the Company Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such the Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed the Company Certificate the applicable Merger Consideration with respect to the shares of the Company Common Stock formerly represented thereby.

(x)	Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of the Company Common Stock, Company Restricted Stock or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock in respect of which such deduction and withholding was made by Parent.

(xi)	Stock Transfer Books. At the Effective Time, the stock transfer books of the Company with respect to the Company Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of the Company of shares of the Company Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of the Company Certificates shall cease to have any rights with respect to such shares of the Company Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any the Company Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of the Company Common Stock, formerly represented thereby.

(m)	Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent, Acquisition Subsidiary or Parent Bank shall be entitled to revise the structure of the transactions contemplated herein, the Merger and the Bank Merger, including without limitation, by merging the Company with and into Parent or by merging Cecil Bank with and into another Subsidiary of Parent or Parent Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no materially different federal or state income Tax or other Tax consequences to Company stockholders as a result of the modification; (iii) the consideration to be paid to the holders of the Company Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect the Company or the holders of the Company Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND CECIL BANK

The Company and Cecil Bank represent and warrant to Parent, Acquisition Subsidiary, and Parent Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the Company Disclosure Schedule delivered by the Company and Cecil Bank to Parent, Acquisition Subsidiary, and Parent Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. The Company and Cecil Bank have made a good faith effort to ensure that the disclosure on each schedule of the Company Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Company Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 2.01 Standard. No representation or warranty of the Company and Cecil Bank contained in this Article II shall be deemed untrue or incorrect, and the Company and Cecil Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.02(c), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in Section 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 2.02 Organization.

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is a bank holding company duly registered under the BHCA. The Company has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The Company is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

(b)	Cecil Bank is a state-chartered commercial bank and is regulated by the FRB and the MOCFR. Cecil Bank is duly organized and validly existing under the laws of the State of Maryland. Cecil Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of Cecil Bank is set forth in Company Disclosure Schedule 2.02(b).

(c)	Company Disclosure Schedule 2.02(c) sets forth each Company Subsidiary. Each of the Company’s Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on the Company or Cecil Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Company Subsidiary, copies of which have been delivered to Parent, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)	The respective minute books of the Company, Cecil Bank, and each other Company Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of the Company and each such Company Subsidiary.

(e)	Prior to the date of this Agreement, the Company and Cecil Bank have delivered to Parent true and correct copies of the articles of incorporation and bylaws of the Company and Cecil Bank.

(f)	Cecil Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.

(g)	Cecil Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company or Cecil Bank.

Section 2.03 Capitalization.

(a)	The authorized capital stock of the Company consists of one billion two hundred one million (1,201,000,000) shares, of which (i) one billion (1,000,000,000) are classified as voting common stock, one-cent ($0.01) par value (“Company Voting Common Stock”) of which, excluding shares of Company Restricted Stock, Eleven Million Seven Hundred Forty One Thousand Five Hundred Seventy One (11,741,571) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement, (ii) two hundred million (200,000,000) are classified as non-voting common stock, one-cent ($0.01) par value (“Company Nonvoting Common Stock”) of which, Three Million Eight

Hundred Eighty Five Thousand Four Hundred Twenty Seven (3,885,427) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement, and (iii) one million (1,000,000) are classified as serial preferred stock, one-cent ($0.01) par value (“Company Preferred Stock”). There are no shares of Company Preferred Stock issued or outstanding. There are no shares of the Company Common Stock held by the Company as treasury stock. Except as disclosed in Company Disclosure Schedule 2.03(a), no trust preferred or subordinated debt securities of the Company are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company’s stockholders may vote have been issued by the Company and are outstanding. Except for Company Restricted Stock and Company Options as disclosed on Company Disclosure Schedule 2.03(a), neither the Company nor any Company Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the Company Common Stock, or any other security of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of the Company Common Stock or any other security of the Company.

(b)	The authorized capital stock of Cecil Bank consists of one hundred fifty thousand (150,000) shares, of which (i) one hundred thousand (100,000) are classified as common stock, par value of ten dollars ($10.00) per share (“Cecil Bank Common Stock”), of which one hundred thousand (100,000) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by the Company, and (ii) fifty thousand (50,000) are classified as serial preferred stock, par value of ten dollars ($10.00) per share (“Cecil Bank Preferred Stock”) of which, no shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement. Neither Cecil Bank nor any Company Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Company Subsidiary or any other security of any Company Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Company Subsidiary. Either the Company or Cecil Bank owns all of the outstanding shares of capital stock of each Company Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)	Except as set forth in Company Disclosure Schedule 2.03(c), neither the Company nor any other Company Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of the Company and the Company Subsidiaries, and equity interests held by the Company Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of the Company’s subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by the Company or Cecil Bank with respect to any other company’s capital stock or the equity of any other person.

(d)	To the Knowledge of the Company, except as disclosed in Company Disclosure Schedule 2.03(d), no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of the Company Common Stock.

Section 2.04 Authority; No Violation.

(a)	The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the stockholders of the Company pursuant to the MGCL and the Company’s articles of incorporation and bylaws (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. Cecil Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by the Company and the completion by the Company of the transactions contemplated hereby have been duly and validly approved by the board of directors of the Company and, except for the Company Stockholder Approval as required under the MGCL, and the Company’s articles of incorporation and bylaws, no other corporate proceedings on the part of the Company are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Company and, subject to (i) the Company Stockholder Approval as required under the MGCL and the Company’s articles of incorporation and bylaws, (ii) approval and adoption by the Company as the sole stockholder of Cecil Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by Parent, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Cecil Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by Parent Bank, will constitute the valid and binding obligation of Cecil Bank, enforceable against Cecil Bank in accordance with its terms, subject to (i) required approvals of Bank Regulators, and (ii) approval and adoption by the Company as the sole stockholder of Cecil Bank, subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	The execution and delivery of this Agreement by the Company, subject to (i) the execution and delivery of the Bank Plan of Merger by Cecil Bank, (ii) receipt of approvals from the Bank Regulators and the Company’s and Parent’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by the Company or Cecil Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of the Company or any Company Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on the Company or any Company Subsidiary.

Section 2.05 Deposit Liabilities.

(a)	The Deposit Liabilities of Cecil Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Cecil Bank is authorized to hold the Deposit Liabilities. The Deposit Liabilities of Cecil Bank are not subject to any lien, including without limitation any liens in favor of Cecil Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, or other legal process.

(b)	All of the Deposit Liabilities of Cecil Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of Cecil Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT Act”), and has been operated in compliance with Cecil Bank’s policies and procedures. No Deposit Liabilities of Cecil Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Cecil Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)	Cecil Bank has properly accrued interest on the Deposit Liabilities of Cecil Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)	Cecil Bank has made available to Parent a true and complete copy of each of the documents governing the Deposit Liabilities of Cecil Bank for each of the types of Deposit Liabilities of Cecil Bank offered at Cecil Bank.

(e)	Except as set forth on the Company Disclosure Schedule 2.05(e), none of the Deposit Liabilities of Cecil Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of Cecil Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of Cecil Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(f)	With respect to the Deposit Liabilities of Cecil Bank, Cecil Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Cecil Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities of Cecil Bank opened, Cecil Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

Section 2.06 Consents. Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the Company Stockholder Approval under the MGCL, the Company’s articles of incorporation and bylaws and by the Company board of directors, and (c) the approval of the Bank Plan of Merger by the Company as sole stockholder of Cecil Bank under applicable law, and by the Cecil Bank board of directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement, the Merger Agreement and the Company Plan of Liquidation by the Company or the Bank Plan of Merger by Cecil Bank and (ii) the completion by the Company of the transactions contemplated hereby or by Cecil Bank of the Bank Merger. As of the date hereof, the Company has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the Company’s or Cecil Bank’s ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement. Neither the Merger or the Bank Merger require the consent of the United States Bankruptcy Court.

Section 2.07 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)	The Company has previously made available to Parent the Company Regulatory Reports through March 31, 2025. The Company Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in stockholders’ equity of the Company or Cecil Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)	The Company has previously delivered to Parent the Company Financials as of the date hereof. The Company Financials as of the date hereof have been, and in the future will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of the Company as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)	At the date of each balance sheet included in the Company Financials or the Company Regulatory Reports, neither the Company nor Cecil Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such the Company Financials or the Company Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to the Company or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)	The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or any Company Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d). The Company (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (iii) has disclosed to the Company or Cecil Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. These disclosures (if any) were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent.

(e)	Since March 31, 2022, (i) neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company or Cecil Bank, any director, officer, employee, auditor,

accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company.

(f)	No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or the Company Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by the Company or the Company Subsidiaries, to cause the Company or the Company Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against the Company or the Company Subsidiaries, and there has been no material breach by the Company or the Company Subsidiaries of a representation or covenant in any such agreement. The Company Regulatory Reports have disclosed, since December 31, 2022, any cash, stock or other dividend or any other distribution with respect to the capital stock of the Company that has been declared, set aside or paid.

(g)	Except to the extent such disclosure would violate Section 5.03(b) of this Agreement or as set forth in the Company Disclosure Schedule 2.07(g), since March 31, 2022, each of the Company and the Company Subsidiaries have timely filed all the Company Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity. All fees, penalties, costs and assessments due and payable in connection therewith have been timely paid in full. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or any of the Company Subsidiaries. There are no material unresolved matters requiring attention, matters requiring board attention, or other matters identified or delineated in or with respect to any report, statement or correspondence relating to any examinations or other investigation by any Governmental Entities of the Company or of any Company Subsidiaries that have or would be reasonably likely to have a Material Adverse Effect on the Company or Cecil Bank. The Company has made available to Parent the Company Regulatory Reports and the Company Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements. Provided, however, Section 5.03(b) of this Agreement does not and will not operate to waive or exclude a breach of this representation and warranty.

Section 2.08 Taxes.

(a)	To the Company’s Knowledge, all income and other material or material in the aggregate Tax Returns required to have been filed by the Company and the Company Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)	There is no action, audit, dispute or claim now pending or proposed or threatened in writing against the Company or any of the Company Subsidiaries in respect of Taxes. Except as set forth in Company Disclosure Schedule 2.08, neither the Company nor any of the Company Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of the Company or the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of the Company with respect to Taxes other than for Taxes not yet due and payable.

(c)	Each of the Company and the Company Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)	Company Disclosure Schedule 2.08 lists all Tax Returns filed by the Company or the Company Subsidiaries for taxable periods ended on or after December 31, 2020 that have been or are currently the subject of audit. Except as set forth on Company Disclosure Schedule 2.08, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)	To the Company’s Knowledge, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of the Company are pending with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(f)	The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. None of the Company or any of the Company Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which the Company is the parent.

(g)	None of the Company or any of the Company Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of the Company or any Company Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of the Company nor any of the Company Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of the Company or any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)	None of the Company or any of the Company Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of the Company or any Company Subsidiary has liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which the Company is the parent, or as a transferee or successor, by contract or otherwise.

(i)	To the Company’s Knowledge, none of the Company or any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

(j)	No bad debt reserve of the Company or any of the Company Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

Section 2.09 No Material Adverse Effect. The Company has not suffered any Material Adverse Effect since December 31, 2022. Since December 31, 2022, the Company and the Company Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 2.10 Contracts.

(a)	Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company (i) none of the Company nor any of the Company Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of the Company, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither the Company nor any of the Company Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of the Company or any of the Company Subsidiaries.

(b)	Except as described in Company Disclosure Schedule 2.10, neither the Company nor any Company Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of the Company or any Company Subsidiary or any other Person, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of the Company or any Company Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of the Company or any Company Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by the Company or any Company Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which the Company or any Company Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Parent; or (vi) any contract (other than this Agreement) limiting the freedom of any Company Subsidiary to engage in any type of banking or bank-related business permissible under law.

(c)	True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to or made available to Parent on or before the date hereof and are listed on Company Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither the Company nor any Company Subsidiary (nor, to the Knowledge of the Company, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to the Company. Except as set forth in Company Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in Company Disclosure Schedule 2.10, none of the employees (including any officer) of the Company or any Company Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in Company Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in Company Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of the Company or any Company Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires the Company or any Company Subsidiary to provide a benefit in the form of the Company Common Stock or determined by reference to the value of the Company Common Stock.

Section 2.11 Ownership of Property; Insurance Coverage.

(a)	The Company and each of the Company Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by the Company or any Company Subsidiary in the conduct of their businesses (“Owned Properties”), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Company Regulatory Reports and in the Company Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a Company Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Company Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Company Disclosure Schedule 2.11. The Company and the Company Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by the Company and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Company Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Company Financials.

(b)	With respect to all agreements pursuant to which the Company or any Company Subsidiary has purchased securities subject to an agreement to resell, if any, the Company or such Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)	A true and complete copy of each agreement pursuant to which the Company or any of the Company Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been delivered to Parent and all such Leases are listed on Company Disclosure Schedule 2.11(c). Assuming due authorization, execution and delivery by each Party thereto other than the Company or an Company Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any party thereto, or any event which with notice of lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in Company Disclosure Schedule 2.06 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(d)	The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which the Company and the Company Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on the Company.

(e)	A true and complete copy of each agreement pursuant to which the Company or any of the Company Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been delivered to Parent. Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the Knowledge of the Company, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on the Company.

(f)	The Company and the Company Subsidiaries currently maintain insurance considered by the Company to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither the Company nor any Company Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by the Company or any Company Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five (5) years the Company has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.12 Legal Proceedings. Except as set forth in Company Disclosure Schedule 2.12, neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against the Company, any Company Subsidiary or any Company Subsidiary employee as an agent of the Company or any Company Subsidiary, (ii) to which the Company or any Company Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of the Company to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

Section 2.13 Compliance with Applicable Law.

(a)	Except as set forth on Company Disclosure Schedule 2.13, each of the Company and each Company Subsidiary is, and since December 1, 2022 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither the Company nor any Company Subsidiary has received any written notice to the contrary since December 1, 2022.

(b)	The Company and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on the Company.

(c)	Except as set forth on Company Disclosure Schedule 2.13, since December 1, 2022, neither the Company nor any Company Subsidiary has received any notification or communication from any Governmental Entity: (i) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Company or any Company Subsidiary; (iii) requiring or threatening to require the Company or any Company Subsidiary, or indicating that the Company or any Company Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on the Company, any Company Subsidiary, or any directors of the Company (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither the Company nor any Company Subsidiary is currently subject to any Regulatory Agreement.

Section 2.14 Employee and Director Benefit Plans.

(a)	The Company has previously made available to Parent true and complete copies of all employee or director benefit plans which the Company, Cecil Bank or any Company Subsidiary currently maintains or contributes to, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in Company Disclosure Schedule 2.14, for the benefit of the employees, former employees (including retired employees), directors, or former directors of the Company, Cecil Bank or any Company Subsidiary and any beneficiaries thereof or other person, or with respect to which the Company, Cecil Bank or any Company Subsidiary has or may have any obligation or liability, whether actual or contingent (the “Company Benefit Plans”), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results (where applicable) for the three (3) most recent plan years.

(b)	Neither the Company, Cecil Bank, any Company Subsidiary nor any pension plan maintained by the Company or any Company Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to the Company, Cecil Bank, or any Company Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in Company Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any Company Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which the Company or any of its ERISA Affiliates has any liability. The Company has not provided nor is it required to provide security to any plan maintained by the Company or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither the Company nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)	All Company Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. All Company Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)	To the Knowledge of the Company, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 but not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by the Company or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to the Company.

(e)	The Company and the Company Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) and applicable state law.

(f)	There are no current or pending or, to the Knowledge of the Company, threatened audits or investigations by any governmental entity involving any Company Benefit Plan, and there are no current or pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of Company Benefit Plans), suits or proceedings involving any Company Benefit Plan and, to the Knowledge of the Company, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)	The Company and Cecil Bank have not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)	All contributions required to be made under the terms of any Company Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on the Company’s consolidated financial statements to the extent required and in accordance with GAAP. The Company has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To the Company’s Knowledge, neither any pension plan nor any single-employer plan of the Company nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither the Company nor an ERISA Affiliate has an outstanding funding waiver.

(i)	None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Merger will or could (either alone or in conjunction with any other event), except as set forth in Company Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of the Company, Cecil Bank, or Company Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans or (iv) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC.

(j)	All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Company Benefit Plan. All required Tax Returns with respect to each Company Benefit Plan have been filed or will be duly and timely filed (taking into account extensions of time to file), and any Taxes due in connection with such filings have been paid.

(k)	The Company does not maintain any Company Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(l)	Except as set forth in Company Disclosure Schedule 2.14, to the Knowledge of the Company, each Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

Section 2.15 Labor Matters. The Company is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of the Company, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 2.16 Brokers, Finders and Financial Advisors. Except for the Company’s engagement of Hovde Group, LLC in connection with the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Company Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Company Financials. Company Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter with Hovde Group, LLC.

Section 2.17 Environmental Matters.

(a)	Neither the Company nor any Company Subsidiary, nor any properties owned or occupied by the Company or any Company Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or would reasonably be expected to result, in a Material Adverse Effect with respect to the Company. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of the Company threatened or any investigation pending relating to the liability of the Company or any Company Subsidiary with respect to any property owned or operated by the Company or any Company Subsidiary under any Environmental Law.

(b)	Except as disclosed on Company Disclosure Schedule 2.17(b), (i) no property, now or, to the Knowledge of the Company, formerly owned or operated by the Company or any Company Subsidiary or on which the Company or any Company Subsidiary holds or, to the Knowledge of the Company, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; and (ii) no property, formerly owned or operated by the Company or any Company Subsidiary or on which the Company or any Company Subsidiary previously held a mortgage or other security interest, was, at the time the Company or Cecil Bank owned, operated or held a mortgage or security interest was listed or proposed for listing on the NPL, was listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; in the case of each of (i) and (ii) which is reasonably to be expected to lead to claims against the Company or any Company Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)	(i) Except as set forth on Company Disclosure Schedule 2.17(c), the Company and the Company Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by the Company or any of the Company Subsidiaries, or on any property in which the Company or any of the Company Subsidiaries has held a security interest, lien or a fiduciary or management role (“Company Loan Property”) that would reasonably be expected to result in a material Environmental Liability for the Company or the Company Subsidiaries, (iii) to the Knowledge of the Company, no Contamination exists at any real property owned by a third party that would reasonably be expected to result in a material Environmental Liability for the Company or the Company Subsidiaries, (iv) neither the Company nor any of the Company Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither the Company nor any of the Company Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of the Company or the Company Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of the Company Subsidiaries, on any currently or formerly owned or operated property, or any the Company Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against the Company or any of the Company Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any the Company Loan Property, and (vii) the Company has listed in Company Disclosure Schedule 2.17 and delivered or offered to deliver to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to the Company, the Company Subsidiaries and any Owned Properties, Leased Properties or the Company Loan Property, which were prepared in the last five (5) years, and, solely with respect to the Company Loan Properties, are material to the Company or Cecil Bank. The Company and Cecil Bank have obtained all environmental audits, reports or studies required by law, regulation or the Company’s or Cecil Bank’s policies and procedures.

(d)	The Company, Company Subsidiaries and Cecil Bank qualify for and meet the requirements of the secured creditor exemption and a Lender not participating in management, in connection with all Company Loan Property, and the security interests, mortgages and liens thereon, or property subject thereto, under any applicable Environmental Law. The Company, Company Subsidiaries and Cecil Bank have not and will not “participate in management” in connection with any Company Loan Property, or security interests, mortgages or liens thereon, or property subject thereto, as defined under any appliable Environmental Law.

(e)	The Company, Company Subsidiaries and Cecil Bank have provided Parent and Parent Bank with copies of all material documents, correspondence, reports, communications, board meeting minutes, loan committee minutes, emails, files, notes and other similar materials in connection with or relating to any Loan identified on Schedule 2.

Section 2.18 Allowance for Loan and/or Credit Losses. The allowances for loan and/or credit losses reflected, and to be reflected, in the Company Regulatory Reports and Company Financials, and shown, and to be shown, on the balance sheets contained in the Company Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP, and specifically CECL, and all applicable regulatory criteria. Neither the Company nor Cecil Bank has been notified in writing by any state or federal bank regulatory agency that the Company’s reserves are inadequate or that the practices and policies of Company in establishing its reserves for the years ended December 31, 2024, December 31, 2023 and the three months ended March 31, 2025, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, the Company and Cecil Bank’s respective allowance for loan and/or credit losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP and specifically with CECL.

Section 2.19 Related Party Transactions. The Company is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of the Company (except any Company Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in Company Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of the Company is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor Cecil Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Cecil Bank is inappropriate.

Section 2.20 Loans.

(a)	Each loan reflected as an asset in the Company Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Company.

(b)	Company Disclosure Schedule 2.20 sets forth a listing, as of March 31, 2025, by account, of: (i) all loans (including loan participations) of Cecil Bank or any other Company Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Cecil Bank or any other Company Subsidiary which have been terminated by Cecil Bank or any other Company Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Cecil Bank or any other Company Subsidiary during the past twelve months of, or has asserted against Cecil Bank or any other Company Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Cecil Bank, each borrower, customer or other party which has given Cecil Bank or any other Company Subsidiary any oral notification of, or orally asserted to or against Cecil Bank or any other Company Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Assets Especially Mentioned, “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Cecil Bank or any Company Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of Cecil Bank have been classified in accordance with the loan policies and procedures of Cecil Bank.

(c)	All loans receivable (including discounts) and accrued interest entered on the books of the Company and the Company Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of the Company’s or the appropriate Company Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of the Company and the Company Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by the Company or the appropriate Company Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(d)	The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)	Company Disclosure Schedule 2.20 sets forth, as of May 31, 2025, a schedule of all executive officers and directors of the Company who have outstanding loans from the Company or Cecil Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)	To the Knowledge of the Company, no shares of the Company Common Stock were purchased with the proceeds of a loan made by the Company or any Company Subsidiary.

(g)	All loans owned by the Company or any Company Subsidiary, or in which the Company or any Company Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h)	The Company and each Company Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by the Company and each Company Subsidiary are with full recourse to the borrowers, and neither the Company nor any Company Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. To the Knowledge of the Company, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(i)	Each outstanding loan participation sold by the Company or any Company Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to the Company or any Company Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

Section 2.21 Company Information.

(a)	The information relating to the Company and the Company Subsidiaries to be provided by the Company in the Proxy Statement or in any other document filed with any other Governmental Entity in connection herewith (except for such portions thereof as relate only to Parent or the Parent Subsidiaries), will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)	The information, relating to the Company and the Company’s Subsidiaries to be provided by the Company for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.22 “Well Capitalized”. Cecil Bank is “well capitalized” and there has not been an event or occurrence since January 1, 2022 that could reasonably be expected to result in determination that Cecil Bank is not “well capitalized” as determined by the Bank Regulators.

Section 2.23 Investment Securities. Except as set forth on Company Disclosure Schedule 2.23, none of the investments reflected in the Company Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of the Company to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on the Company.

Section 2.24 Equity Plans and Agreements. Neither the Company nor any other Company Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of the Company or any Company Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in the Company or any other Company Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in Company Disclosure Schedule 2.24. Company Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 2.25 Fairness Opinion. The Company board of directors has received a written opinion, dated the date of this Agreement, from Hovde Group, LLC (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by stockholders of the Company pursuant to this Agreement is fair, from a financial point of view, to such stockholders.

Section 2.26 Intellectual Property.

(a)	The Company and each Company Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of the Company’s or each of the Company Subsidiaries’ business, and neither the Company nor any Company Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. The Company and each Company Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Company’s Knowledge, the conduct of the business of the Company and each Company Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)	At all times (i) the Company and each of the Company Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all Company intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) the Company’s and the Company Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “Company IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to the Company’s Knowledge, no Person has gained unauthorized access to the Company IT Assets and (iv) the Company has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(c)	After the date of this Agreement, no event, circumstance, condition, occurrence, act or fact shall have occurred or, to the Company’s Knowledge, shall be reasonably likely to occur to or in connection with the Company IT Assets or the operations utilizing the Company IT Assets of the Company or its Subsidiaries which would or would reasonably be likely to cause a Material Adverse Effect to the Company or its Subsidiaries.

(d)	The Company has adopted a written information security program approved by the Company board. Such information security program meets the requirements of all applicable information security laws (collectively, the “Company Information Security Requirements”) and includes functioning security measures designed to protect all personal information under the Company’s control and/or in its possession and to protect such personal information from unauthorized access or use by any parties. The Company has (i) implemented reasonable procedures to detect data security incidents and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect personal information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(e)	Since January 1, 2022, the Company has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks security incidents related to, Company IT Assets of the Company and its Subsidiaries (collectively, “Company Information Security Reviews”); and (ii) corrected any critical exceptions or vulnerabilities identified in such Company Information Security Reviews. The Company has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities and has taken commercially reasonable steps to safeguard the Company IT Assets. The Company provides its employees with regular training on privacy and data security matters.

(f)	Cecil Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in Company Disclosure Schedule 2.27(f) (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to Parent. Other than the DP Contracts, the Company has no agreement with any other Person for data processing, ATM or other technology services.

Section 2.27 Trust Accounts. Cecil Bank has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Cecil Bank has filed all Tax Returns required to be filed on behalf of all accounts for which it acts as a fiduciary. Neither Cecil Bank, nor any of their respective officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 2.28 State Takeover Statutes. The approval of the Merger by the Company board of directors constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, and compliance with the terms of this Agreement, (a) the restrictions on transactions with “interested stockholders” (as defined in Section 3-601(j) of the MGCL) set forth in Section 3-602 of the MGCL, and (b) the restrictions on “business combinations” (as defined in Section 3-601 of the MGCL) set forth in Subtitle 6 of Title 3 of the MGCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation, is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement.

Section 2.29 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act. Cecil Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not have a Material Adverse Effect on the Company, Cecil Bank and the Cecil Bank Subsidiaries, taken as a whole, Cecil Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 2.30 Quality of Representations. Except for the representations and warranties contained in this Article II, neither the Company, any Company Subsidiary nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to Parent or any Parent Subsidiary in connection with the transactions contemplated hereunder. Neither the Company, any Company Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any Parent Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II. Parent, Acquisition Subsidiary and Parent Bank acknowledge that neither the Company nor any Company Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT BANK

Parent and Parent Bank represent and warrant to the Company and Cecil Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Parent Disclosure Schedule delivered by Parent and Parent Bank to the Company and Cecil Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. Parent and Parent Bank have made a good faith effort to ensure that the disclosure on each schedule of the Parent Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Parent Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Standard. No representation or warranty of Parent and Parent Bank contained in this Article III shall be deemed untrue or incorrect, and Parent and Parent Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.02(c), 3.03(a), 3.03(b), 3.04 and 3.06, nor shall it apply to the representations and warranties contained in 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization.

(a)	Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent is a bank holding company duly registered under the BHCA. Parent has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Parent is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

(b)	Parent Bank is a national banking association and is regulated by the OCC. Parent Bank is duly organized and validly existing under the laws of the United States of America. Parent Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)	There are no Parent Subsidiaries other than Parent Bank, and those identified on Parent Disclosure Schedule 3.02(c). Each of Parent’s Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on Parent or Parent Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Parent, copies of which have been made available to the Company, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)	The respective minute books of Parent and Parent Bank and each other Parent Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Parent and each such Parent Subsidiary.

(e)	Prior to the date of this Agreement, Parent has delivered to the Company true and correct copies of the articles of incorporation and bylaws of Parent and the articles of incorporation and bylaws of Parent Bank, each as in effect on the date hereof.

(f)	Parent Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

Section 3.03 Authority; No Violation.

(a)	Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. Parent Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by Parent and the completion by Parent of the transactions contemplated hereby have been duly and validly approved by the board of directors of Parent, no other corporate proceedings on the part of Parent are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, subject to (i) approval and adoption by Parent as the sole shareholder of Parent Bank, (ii) approval and adoption by Parent as the sole shareholder of Acquisition Subsidiary, (iii) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, (iv) the due and valid execution and delivery of this Agreement by the Company, and (v) the filing of a Statement of Merger with, and its acceptance for record by, the PDS pursuant to the ETL and the filings required by the PDB for the Bank Merger, constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Parent Bank subject to the execution and delivery of the Bank Plan of Merger by Cecil Bank, will constitute the valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	The execution and delivery of this Agreement by Parent subject to, (i) the execution and delivery of the Bank Plan of Merger by Parent Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and the Company’s and Parent’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by Parent with any of the terms or provisions hereof, will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of Parent or any Parent Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any Parent Subsidiary or any of their respective properties or assets; or (C) except as set forth on Parent Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent or any Parent Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Parent or any Parent Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on Parent or any Parent Subsidiary.

Section 3.04 Consents. Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the sole shareholder of Acquisition Subsidiary and by the Parent board of directors, (c) the approval and adoption of the Bank Plan of Merger by Parent as sole shareholder of Parent Bank under applicable law, and (d) except as disclosed in Parent Disclosure Schedule 3.04, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by Parent, or the Bank Plan of Merger by Parent Bank, and (ii) the completion by Parent of the transactions contemplated hereby or by Parent Bank of the Bank Merger. As of the date hereof, Parent and Parent Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Parent or Parent Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)	Parent has previously made available to the Company the Parent Regulatory Reports through March 31, 2025. Except as set forth on Parent Disclosure Schedule 3.05, the Parent Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Parent or Parent Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)	Parent has previously delivered to the Company the Parent Financials as of the date hereof and will deliver all the Parent Financials after the date hereof. Except as set forth on Parent Disclosure Schedule 3.05, the Parent Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Parent as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)	At the date of each balance sheet included in the Parent Financials or Parent Regulatory Reports, neither Parent nor Parent Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Parent Financials or Parent Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to Parent or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)	Except as set forth in the Parent Disclosure Schedule 3.05, since December 31, 2022, each of Parent and the Parent Subsidiaries have timely filed all Parent Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Parent or any of the Parent Subsidiaries. Parent has made available to Cecil Bank the Parent Regulatory Reports and the Parent Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(e)	Since December 31, 2022, (i) neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, Parent Bank, any director, officer, employee, auditor, accountant or representative of Parent or any of the Parent Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Parent or any of the Parent Subsidiaries, whether or not employed by Parent or any of the Parent Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by Parent or Parent Bank, or any of their respective officers, directors, employees or agents to the boards of directors of Parent or Parent Bank or any committee thereof or to any director or officer of Parent or Parent Bank.

(f)	No agreement pursuant to which any loans or other assets have been or shall be sold by Parent or the Parent Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by Parent or the Parent Subsidiaries, to cause Parent or the Parent Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against Parent or the Parent Subsidiaries, and there has been no agreement. The Parent Regulatory Reports have disclosed, since December 31, 2024, any cash, stock or other dividend or any other distribution with respect to the capital stock of Parent that has been declared, set aside or paid.

Section 3.06 No Material Adverse Effect. Except as set forth in Parent Disclosure Schedule 3.06, Parent has not suffered any Material Adverse Effect since December 31, 2024. Since December 31, 2024, Parent and the Parent Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 3.07 Compliance with Applicable Law.

(a)	Each of Parent and each Parent Subsidiary is, and since December 1, 2022 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither Parent nor any Parent Subsidiary has received any written notice to the contrary since December 1, 2022.

(b)	Parent and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on Parent.

(c)	Except as disclosed on Parent Disclosure Schedule 3.07, since December 1, 2022, neither Parent nor any Parent Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that Parent or any Parent Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Parent or any Parent Subsidiary; (iii) requiring or threatening to require Parent or any Parent Subsidiary, or indicating that Parent or any Parent Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Parent or any Parent Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Parent or any Parent Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Parent nor any Parent Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on Parent Disclosure Schedule 3.07.

Section 3.08 Brokers, Finders and Financial Advisors. Except for Parent’s engagement of Performance Trust Capital Partners in connection with the transactions contemplated by this Agreement, neither Parent nor any Parent Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Parent Disclosure Schedule 3.08, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Parent Financials. Parent Disclosure Schedule 3.08 shall contain as an exhibit the engagement letter with Performance Trust Capital Partners.

Section 3.09 Parent Information.

(a)	The information relating to Parent and Parent Subsidiaries to be provided by Parent in the Proxy Statement or in any other document filed with any other Governmental Entity in connection herewith (except for such portions thereof as relate only to the Company or the Company Subsidiaries) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)	The information, relating to Parent and Parent’s Subsidiaries to be provided by Parent for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.10 Securities Documents. The Securities Documents filed and to be filed by Parent under the Exchange Act at any time since December 31, 2022 comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act.

Section 3.11 Acquisition Subsidiary Ownership. Parent, at all times prior to the Effective Time of the Merger, shall be the sole shareholder of Acquisition Subsidiary.

Section 3.12 Intellectual Property.

(a)	At all times (i) the Parent and each of the Parent Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all Parent intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) the Parent’s and the Parent Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “Parent IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Parent in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to Parent’s Knowledge, no Person has gained unauthorized access to the Parent IT Assets and (iv) the Parent has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(b)	After the date of this Agreement, no event, circumstance, condition, occurrence, act or fact shall have occurred or, to Parent’s Knowledge, shall be reasonably likely to occur to or in connection with the Parent IT Assets or the operations utilizing the Parent IT Assets of the Parent or its Subsidiaries which would or would reasonably be likely to cause a Material Adverse Effect to the Parent or its Subsidiaries.

(c)	The Parent has adopted a written information security program approved by the Parent board. Such information security program meets the requirements of all applicable information security laws (collectively, the “Parent Information Security Requirements”) and includes functioning security measures designed to protect all personal information under the Parent’s control and/or in its possession and to protect such personal information from unauthorized access or use by any parties. The Parent has (i) implemented reasonable procedures to detect data security incidents and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect personal information against loss and against unauthorized access, use, modification, disclosure or other misuse.

Section 3.13 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act. Parent Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not have a Material Adverse Effect on the Parent, Parent Bank and the Parent Bank Subsidiaries, taken as a whole, Parent Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial

Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.14 “Well Capitalized”. Parent Bank is “well capitalized” and there has not been an event or occurrence since January 1, 2022 that could reasonably be expected to result in determination that Parent Bank is not “well capitalized” as determined by the Bank Regulators.

Section 3.15 Quality of Representations. Except for the representations and warranties contained in this Article III, neither Parent, any Parent Subsidiary nor any other Person on behalf of Parent or any Parent Subsidiary makes any other express or implied representation or warranty with respect to Parent or any Parent Subsidiary or with respect to any other information provided to the Company or any Company Subsidiary in connection with the transactions contemplated hereunder. Neither Parent nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any Company Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. The Company and Cecil Bank acknowledge that neither Parent nor any Parent Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF ACQUISITION SUBSIDIARY

Acquisition Subsidiary hereby represents and warrants to the Company and Cecil Bank that:

Section 4.01 Organization. Acquisition Subsidiary is a corporation duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All shares of Acquisition Subsidiary are validly issued, fully paid and non-assessable and owned directly by Parent free and clear of any lien, charge or other encumbrance.

Section 4.02 Authority. Acquisition Subsidiary has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including, without limitation, member action) in respect thereof on the part of Acquisition Subsidiary. This Agreement will be a valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights or general principles of equity.

Section 4.03 Approval. Parent will, as sole shareholder of Acquisition Subsidiary, vote to approve this Agreement and the Merger.

Section 4.04 Funding. As required by this Agreement, three (3) days prior to the Closing Date, Acquisition Subsidiary will have available cash sufficient to pay the amounts required to be paid to Company stockholders pursuant to this Agreement, the Merger Agreement and upon consummation of the Merger.

Section 4.05 No Business or Activities. Acquisition Subsidiary does not conduct business or any activities other than those required of the Merger, this Agreement and the Merger Agreement. Prior to the Effective Time of the Merger, Acquisition Subsidiary will engage only in the transactions contemplated by this Agreement and the Merger Agreement and will have no material liabilities and will have incurred no material obligations except in connection with the performance of the transactions provided in this Agreement and the Merger Agreement.

Section 4.06 Quality of Representations. The representations made by Acquisition Subsidiary in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01 Conduct of the Company’s Business.

(a)	From the date of this Agreement to the Closing Date, the Company and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Parent. The Company will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

(b)	From the date hereof to the Closing Date, except as otherwise consented to or approved by Parent in writing or as permitted, or required, by this Agreement, the Company will not, and will not permit any Subsidiary to:

(i)	amend or change any provision of its articles of incorporation or bylaws;

(ii)	sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities, except for issuances in connection with the vesting of any Company Restricted Stock outstanding on the date hereof as disclosed on Company Disclosure Schedule 1.02(j) or the exercise of the Company Options outstanding on the date hereof which are disclosed in their entirety on Company Disclosure Schedule 1.02(k).

(iii)	issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

(iv)	declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock;

(v)	except in connection with the payment of retention payments in accordance with the provisions of Section 5.21, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, “change in control”, “change in control termination” or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with the Company or any Company Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any Company Benefit Plan existing as of the date hereof or as disclosed on Company Disclosure Schedule 5.01(b)(v);

(vi)	increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that the Company or any Company Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with Parent, Acquisition Subsidiary, and Parent Bank; (x) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 1.0% in the aggregate; and (y) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing, but not including 401(k) matching contributions not exceeding those made in connection with the prior year) not in excess of $140,000 in the aggregate.

(vii)	merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(viii)	except as set forth on Company Disclosure Schedule 5.01(b)(viii), sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $100,000 in the aggregate, or sell, transfer or otherwise dispose of all or any portion of interest in any Loan, other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such Loan or interest in a Loan for purchase to Parent on the same terms it would offer such Loan or interest in a Loan to a third party;

(ix)	take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(x)	change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

(xi)	waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party;

(xii)	implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, except as may be required by law or regulation;

(xiii)	materially amend any existing plan or arrangement, except in accordance with this Agreement or as required by law or regulation;

(xiv)	materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and Company lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

(xv)	enter into, renew, extend or modify any transaction with any Affiliate, other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Cecil Bank than the terms offered to similarly situated non-Affiliates, or (ii) loans or other extension of credit made in compliance with Regulation O;

(xvi)	change deposit or loan rates, other than in the ordinary course of business consistent with past practice of the previously disclosed Cecil Bank policies;

(xvii)	enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(xviii)	except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.01(b)(iii), take any action that would give rise to a right of a continuing payment to any individual under any agreement.

(xix)	make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

(xx)	except as set forth on Company Disclosure Schedule 5.01(b)(xx), enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or March 31, 2026;

(xxi)	enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (“Loan”) (a) which is in excess of $300,000 or (b) which is not in accordance with applicable law, regulations, and Cecil Bank’s lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice;

(xxii)	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than the Company or any Company Subsidiary, except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of the Company or any of the Company Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice, (D) borrowings having maturities of less than two years from the Federal Home Loan Bank of Atlanta or Federal Reserve Bank of Richmond made in the ordinary course of business, and (E) borrowings from the Federal Reserve Bank of Richmond having a maximum maturity of five years;

(xxiii)	make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(xxiv)	except as set forth on Company Disclosure Schedule 5.01(b)(xxiv), incur any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate;

(xxv)	pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by the Company or Company Subsidiaries (taking into account applicable insurance) not in excess of $75,000 individually or $150,000 in the aggregate;

(xxvi)	issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of Parent (which approval will not be unreasonably delayed or withheld);

(xxvii)	take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;

(xxviii)	purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of the Company as in effect as of the date hereof consistent with past practice;

(xxix)	convert the data processing and related information and/or accounting systems of the Company or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms;

(xxx)	“participate in management” in connection with any Company Loan Property, or security interests, mortgages or liens thereon, or property subject thereto, as defined under any appliable Environmental Law; or

(xxxi)	agree to do any of the foregoing.

Section 5.02 Conduct of Parent’s, Acquisition Subsidiary’s and Parent Bank’s Business.

Except as expressly permitted by this Agreement or with the prior approval of the Company and Cecil Bank, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (i) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; (ii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iii) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (iv) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or (v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Access; Confidentiality.

(a)	From the date of this Agreement through the Closing Date, to the extent permitted by law, the Company shall afford to, and shall cause each Company Subsidiary to afford to, Parent and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of the Company will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably requested.

(b)	Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 5.03 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.

(c)	Parent agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the Company. The Company shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(d)	The Company shall promptly inform Parent upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of the Company or any Company Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant, and the Company shall promptly provide Parent with copies of such notices and related materials.

(e)	The Company and Cecil Bank shall provide loan review or other loan committee and audit, compliance and enterprise risk committee information and minutes to Parent within a reasonable amount of time following each meeting of such committee; provided, however, that the Company and Cecil Bank shall not be required to share any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of the Company or during any other matter that the respective Board of Directors or committee thereof has reasonably determined to be confidential with respect to Parent’s participation.

(f)	Except as specifically set forth herein, the Company and Parent mutually agree to be bound by the terms of the Confidentiality Agreement previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their terms, notwithstanding any termination of this Agreement.

Section 5.04 Regulatory Matters and Consents.

(a)	For the purposes of soliciting proxies for use at the Company stockholder meeting, Company shall, as promptly as reasonably practicable, draft and prepare a Proxy Statement satisfying all applicable requirements of applicable state corporate, securities and banking laws. The Company shall thereafter promptly mail the Proxy Statement to its stockholders.

(b)	Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement,

(c)	Parent and the Company shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement that corrects such misstatement or omission, and the Company shall mail an amended Proxy Statement to its stockholders.

(d)	In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 5.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, not later than 60 days after the date hereof, all necessary documentation, to effect all applications, notices, publications and filings (the “Regulatory Materials”), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Parent and the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.

The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e)	Notwithstanding anything to the contrary in Section 5.04(d), in no event shall Parent and the Company be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on Parent and the Company (any of which, a “Materially Burdensome Regulatory Condition”).

(f)	Parent and the Company will use their commercially reasonable best efforts to ensure that the information relating to Parent and the Company that is provided by Parent and the Company, as applicable, for inclusion in the Proxy Statement or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.05 Taking of Necessary Action. Parent and the Company shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party, (b) requesting the delivery of all opinions, consents and letters from its counsel and independent auditors required for the satisfaction of all obligations of this Agreement prior to Closing, and (c) satisfy all conditions to this Agreement. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

Section 5.06 Indemnification; Insurance.

(a)	Indemnification. For a period of six (6) years after the Effective Time, Parent shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each Person entitled to indemnification under the charter or bylaws of the Company and/or Cecil Bank (each, an “Indemnified Party”) from and of Company and/or Cecil Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time; provided, however, (i) Parent shall not be required to indemnify such Persons against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, and (ii) if the Indemnified Party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to Parent such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, Parent shall advance expenses to the fullest extent permitted in accordance with Company and/or Cecil Bank’s articles of incorporation and bylaws; and (iii) all rights to indemnification and advancement of expenses asserted within such six-year period shall continue until the final disposition of the underlying claim, action, suit, investigation or proceeding.

(b)	Insurance. Parent shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Company directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Company insurance policies for a period of six (6) years from and after the Effective Time with respect to claims against such persons arising from facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Parent shall use its commercially reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c)	Prevailing Party. The rights of indemnification and advancement as provided by this Section 5.06 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the articles of incorporation or bylaws of the Company and/or Cecil Bank or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of shareholders, a resolution of directors of the Company or Cecil Bank, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.06 seeks an adjudication of such Person’s rights under, or to recover damages for breach of, this Section 5.06 or to recover under any directors’ and officers’ liability insurance coverage maintained by the Company or Parent, the indemnifying party shall pay on such Indemnified Party’s behalf any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, but only to the extent that the Indemnified Party prevails in such judicial adjudication.

(d)	Assumption. In the event that at or after the Effective Time, Parent or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.06.

Section 5.07 No Other Bids and Related Matters. So long as this Agreement remains in effect, the Company shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than Parent or an Affiliate of Parent) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent and the Parent Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 5.07. The Company will notify Parent orally (within three (3) days) and in writing (within four (4) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of the Company may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the Company board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties. Nothing contained in this Agreement shall prevent the Company from complying with its obligation to pay the termination fee provided in Section 8.01.

Section 5.08 Duty to Advise; Duty to Update Disclosure Schedule. Each of Parent and the Company shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. Parent and the Company shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) or 6.02(c).

Section 5.09 Current Information.

(a)	Ongoing Communications. During the period from the date of this Agreement to the Effective Time, the Company and Cecil Bank shall, cause one or more of its designated representatives to confer on a weekly or such other basis with representative of Parent, as mutually determined, regarding their respective representations to each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby including but not limited to loan, audit, compliance and enterprise risk management matters and the respective committees thereof; provided, however, that the Company and Cecil Bank shall not be required to share any confidential discussion of this Agreement and the transactions contemplated hereby or, except as otherwise provided in this Agreement, any third party proposal to acquire control of the Company or during any other matter that the respective Board of Directors or committee thereof has reasonably determined to be confidential. Not later than the third Tuesday after the end of each month, the Company shall provide to Parent a Cecil Bank balance sheet and statement of operations, without related notes, and a Company and Cecil Bank general ledger for the immediately preceding month. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, the Company will deliver to Parent its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, the Company will deliver to Parent its annual report.

(b)	Board and Committee Minutes. the Company shall provide to Parent a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee (including loan, audit, compliance and enterprise risk management committees) thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under law or as may be required by applicable Bank Regulators, but in any event within thirty two (32) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, at the request of Parent, such non-confidential portion of minutes shall be provided prior to the Closing Date.

(c)	During the period commencing on the date of this Agreement and ending at the Effective Time, the Company, not later than the third Tuesday after the end of each calendar month, shall provide to Parent, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

(d)	During the period commencing on the date of this Agreement and ending at the Effective Time, the Company, not later than the third Tuesday after the end of each month, shall provide to Parent a written list of (i) all loans classified by it or any regulatory authority as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any other classification of similar import (ii) all commercial and mortgage loans classified as “non-accrual,” and (iii) all commercial loans classified as “in substance foreclosed.”

Section 5.10 Phase I Environmental Audit. The Company shall permit Parent to the extent it so elects within ninety (90) days of the date of this Agreement, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by the Company or any of its Subsidiaries on the date hereof.

Section 5.11 Stockholders Meeting.

(a)	The Company shall promptly take all actions necessary to properly call, convene and hold a special meeting of its stockholders as soon as practicable to consider and vote upon a proposal to approve and adopt this Agreement, the Merger Agreement and the transactions contemplated hereby.

(b)	The Company board of directors will recommend that the stockholders of the Company approve and adopt this Agreement, the Merger Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to Parent hereto such favorable recommendation; provided, however, that the board of directors of the Company may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

(c)	The Company may postpone or adjourn its stockholders meeting to the extent it reasonably believes it is necessary to ensure that any supplement or amendment to the Proxy Statement is provided sufficiently in advance of a stockholder vote on this Agreement and the Merger.

Section 5.12 Public Announcements. Each of Parent and the Company shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

Section 5.13 Maintenance of Insurance. From the date hereof until the Effective Time, Parent and the Company shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

Section 5.14 Maintenance of Books and Records. From the date hereof until the Effective Time, Parent and the Company shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

Section 5.15 Taxes. Parent and the Company shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among the Company and its Subsidiaries, shall be terminated as of the Effective Time.

Section 5.16 Employee Benefits.

(a)	Parent or its Subsidiaries shall: (i) provide the Company’s and Cecil Bank’s employees who become employees of Parent or its Subsidiaries credit for all years of service with the Company or any of its Subsidiaries or their predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles and credits toward out of pocket maximums incurred by Company and Cecil Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of Parent or its Subsidiaries after the

Effective Time with the objective that there be no double counting during such year of such deductible or out of pocket maximum. Parent and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of the Company’s and its Subsidiaries current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(b)	The Company or its Subsidiary shall take reasonable action and use their commercially reasonable best efforts as necessary to approve the amendment, freeze or termination of any Company Benefit Plan effective before the Effective Time at the request of Parent, provided any such action shall be in compliance with applicable laws. Parent agrees that if the 401(k) plan maintained by the Company or Cecil Bank (the “Company 401(k) Plan”) shall be terminated pursuant to Parent’s request and if permitted by law, regulation and the Parent 401(k) plan, and there is no material adverse financial impact to Parent or Parent 401(k) plan participants: (i) participants in the Company 401(k) plan shall become 100% vested in all benefits thereunder; (ii) as soon as administratively practicable following the Effective Time and in accordance with ERISA and the IRC, Parent shall cause the account balances in the Company 401(k) Plan to be either distributed to the participants in the Company 401(k) Plan and/or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with applicable law, and (iii) Parent shall take all other actions necessary and proper in order to implement the wind-down and termination of the Company 401(k) Plan and related trust. If permitted by law, regulation, and the Parent 401(k) plan, Parent agrees to permit participants in the Company 401(k) Plan to roll over their account balances in the Company 401(k) Plan to the Parent 401(k) Plan if they become employees of Parent or any Parent Subsidiary, and to the extent permitted by ERISA, the IRC and the terms of the Parent 401(k) plan, permit outstanding loans under the Company 401(k) plan to remain outstanding under the Parent 401(k) plan and subject to current repayment schedules.

(c)	Subject to the limitations to such benefits set forth in Parent’s plans and policies, Parent agrees that all vacation time, sick leave, personal time or similar paid leave accrued by an employee of the Company or any Company Subsidiary which is not used by such employee prior to the Effective Time, shall (i) in the case of any employee of the Company or any Company Subsidiary who becomes an employee of Parent or any Parent Subsidiary following the Effective Time (other than such employees who are retained on a temporary or interim basis for a transitional period following the Effective Time not exceeding 270 days) shall be rolled over and available for use by such employee during such employee’s service with Parent or a Parent Subsidiary as paid time off (“PTO”).

(d)	Nothing in this Section 5.16, express or implied shall require Parent to maintain any specific benefit plan of the Company or to guarantee employment of any employee for any period of time after the Effective Time.

Section 5.17 System Conversion. The Company shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems as soon as practicable after the Effective Time, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with Parent.

Section 5.18 Severance. Parent shall and shall cause Parent Bank to use its best efforts to continue the employment of all employees employed at the Effective Time by the Company or Cecil Bank in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, Parent agrees to and agrees to cause Parent Bank to provide severance pay, as set forth below, to any such employee of the Company or any Company Subsidiary whose employment is terminated as of or within twelve (12) months following the Effective Time if (i) such employee’s position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and base salary) with Parent or any Parent Subsidiary, excluding any employee (a) who is entitled to severance pay, a change in control payment or other similar payment under an existing employment, change in control agreement, severance agreement, or other agreement, (b) whose employment is terminated for cause (as determined by Parent, in good faith), or (c) who voluntarily leaves employment with the Company or Cecil Bank or Parent or Parent Bank for reasons other than (i) and (ii) above (“Eligible Employee”). A Company or Cecil Bank employee who is offered a position with Parent or Parent Bank which would require such employee to relocate such employee’s regular place of employment more than thirty (30) miles from his or her regular place of employment as of the Effective Time, who does not accept such offer of employment, shall be deemed to have been terminated and to be an Eligible Employee. Eligible Employees shall receive severance equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay; and will have the right to continue coverage under the respective group health plan in accordance with the terms of the plan and IRC 4980B or 40 P.S. §756.2 et seq. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Parent or the Parent Subsidiaries will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B shall run concurrently with the period that Parent or Parent’s Subsidiaries pays the employer’s share of health coverage.

Section 5.19 Regulatory Conditions. In the event of the imposition of any Materially Burdensome Regulatory Condition in connection with the Regulatory Approvals, Parent shall use its commercially reasonable best efforts to obtain the removal of any such condition and the Company shall use its commercially reasonable best efforts to assist Parent in this regard.

Section 5.20 Additional Agreements. In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of Parent, on the one hand, and Company Subsidiary, on the other hand, or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of Parent.

Section 5.21 Retention. Parent and Company acknowledge that it may be appropriate to provide certain employees of Cecil Bank who will not be retained as employees of Parent or Parent Bank following either the Effective Time or system conversion (or a specified period thereafter) with an incentive, in the form of a “retention” or “stay” bonus, to remain in the employ of the Company and/or Cecil Bank until the Effective Time or system conversion or such other time after the Effective Time or system conversion. The Company may adopt, in consultation with and approval of Parent (not to be unreasonably withheld), a retention plan (the “Retention Plan”) in an amount not to exceed $100,000. The Company and Parent shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 5.21. No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on the Company.

Section 5.22 Conforming Accounting.  Upon written confirmation from Parent that all conditions to closing set forth in Article VI have been satisfied or waived, at the request of Parent, the Company and Cecil Bank, as applicable, shall no earlier than five (5) days prior to Closing establish and take such accruals and expenses as Parent reasonably shall request so long as such accruals and expenses are in accordance with United States generally accepted accounting principals. In addition, upon written confirmation from Parent that all conditions to closing set forth in Article VI have been satisfied or waived, and no earlier than five (5) days prior to the Effective Time, at the request of Parent and in accordance with the United States generally accepted accounting principals, the Company and Cecil Bank shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under the Company or Cecil Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against the Company or Cecil Bank.

Section 5.23 Control. Nothing contained in this Agreement shall give either Parent or the Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.24 Actions. Company and Cecil Bank shall take no action or position that would inhibit or prevent, or fail to take any action that would permit, or file any report, return or filing that would inhibit or prevent, the Merger from qualifying under IRC Section 338 as a stock purchase.

Section 5.25 Amend Corporate Documents. Company, Cecil Bank and the Company Subsidiaries shall amend or modify their articles of incorporation or bylaws or any other documents in a manner reasonably requested by Parent, if necessary, to effectuate the transactions contemplated hereby.

Section 5.26 Cooperating Actions. Company and Cecil Bank shall use commercially reasonable best efforts for Exhibits E and F to be executed by the individuals indicated on Schedule 1.

Section 5.27 Certain Loans. Prior to the Closing Date, the Company shall cause Cecil Bank to sell and Cecil Bank shall sell the Schedule 2 Loan Notes, which Schedule 2 Loan Notes have been selected by Parent and Company for disposition and sale, to a third party that is not a director, officer, employee, Affiliate or agent of the Company or Cecil Bank. If for any reason, the Schedule 2 Loan Notes are not sold prior to Closing, then immediately prior to Closing, the Company shall cause Cecil Bank to transfer and Cecil Bank shall transfer the Schedule 2 Loan Notes to an entity for the benefit of and controlled by the stockholders of the Company as of the Effective Time so that as of Closing there are no Schedule 2 Loan Notes on the balance sheets of Cecil Bank or any Company Subsidiary or Affiliate.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to Obligations of the Company under this Agreement. The obligations of the Company and Cecil Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company and Cecil Bank pursuant to Section 8.03 hereof:

(a)	Approval by Stockholders. This Agreement shall have been approved and adopted by the stockholders of the Company by such vote as is required by the MGCL and the Company’s articles of incorporation and bylaws.

(b)	Representations and Warranties. Subject to the standard set forth in Section 2.01, the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to the foregoing effect.

(c)	Performance of Obligations of Parent, Acquisition Subsidiary and Parent Bank. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(d)	Approvals of Governmental Entities. Procurement by the Company, Cecil Bank, Parent, Acquisition Subsidiary and Parent Bank of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect.

(e)	No Injunction. There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f)	No Material Adverse Change. No change in the liquidity, income or financial condition of Parent or the Parent Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

Section 6.02 Conditions to Obligations of Parent and Acquisition Subsidiary under this Agreement. The obligations of Parent and Acquisition Subsidiary hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parent pursuant to Section 8.03 hereof:

(a)	Approval by Stockholders. This Agreement shall have been approved and adopted by the stockholders of the Company by such vote as is required by the MGCL and the Company’s articles of incorporation and bylaws.

(b)	Representations and Warranties. Subject to the standard set forth in Section 3.01, the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

(c)	Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

(d)	Approvals of Governmental Entities. Procurement by Parent, Acquisition Subsidiary, Parent Bank, the Company and Cecil Bank of all requisite approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall contain any condition, restriction, or requirement that would reasonably be likely to have a Material Adverse Effect after the Effective Time on the present economic or business benefits to Parent of the transactions contemplated hereby, the business or financial conditions of Parent on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of the Company, Parent, Cecil Bank, Parent Bank, and any other Parent or Company Subsidiary.

(e)	No Injunction. There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of the Company, Parent, Cecil Bank, and Parent Bank.

(f)	Third Party Consents. Parent and Parent Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on Parent.

(g)	No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of the Company or Company Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(h)	Dissenting Shares. No more than five percent (5%) of the issued and outstanding shares of Company Common Stock shall be Dissenting Shares.

(i)	Penalties, Costs and Fines. No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon the Company, Cecil Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

(j)	Agreements. Parent shall have received executed agreements from the individuals delineated on Schedule 1 in the forms attached as Exhibits E and F.

(k)	Tax Treatment. Parent shall have requested and received the written opinion from S.R. Snodgrass, P.C., or such other tax, accounting or law firm as it shall reasonably determine that on the basis of facts, representations and assumptions set forth in such opinion, the Merger, Merger Agreement and the Agreement and transactions provided therein will be treated for federal income tax purposes as a stock purchase under IRC Section 338 and will not have any materially adverse tax consequences to the parties.

(l)	Loan Notes. All Schedule 2 Loan Notes shall have been sold or transferred as provided in Section 5.27 of this Agreement.

ARTICLE VII
TERMINATION

Section 7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

(a)	By the mutual consent, in writing, of Parent and the Company if the board of directors of each party so determine by vote of the majority of its entire Board;

(b)	By Parent or the Company:

(i)	If the Closing Date shall not have occurred on or before August 11, 2026, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii)	If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth in Section 6.01 or 6.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

(c)	by the Company in writing if Parent has, or by Parent in writing if the Company has, breached (provided that the party providing written notification is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by Parent would have a Material Adverse Effect on Parent or in the case of a breach by the Company would have a Material Adverse Effect on the Company, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

(d)	by either Parent or the Company if the Company’s stockholder meeting shall have occurred and the Company’s stockholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such stockholder vote the board of directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement and the transactions contemplated thereby and Parent is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein;

(e)	by either Parent or the Company if the Company’s board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would, or would reasonably likely, result in a breach of its fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 7.01(e) only after the fifth business day following written notice to Parent (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising Parent that the Company is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle the Company to terminate this Agreement pursuant to this Section 7.01(e) or any other provision of this Agreement) and only if (i) during such five (5) business day period, the Company has caused its financial and legal advisors to negotiate with Parent in good faith (to the extent Parent chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of the Company no longer believes it has to terminate this Agreement in order to comply with their fiduciary duties, and (ii) the Company has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by Parent and further provided that such termination shall not be effective until the Company has paid the Company Termination Fee to Parent; or

Section 7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.03 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Parent or the Company to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses.

(a)	Except as set forth in Section 8.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

(b)	If this Agreement is terminated by either party pursuant to Section 7.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses,

including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 8.01(b) shall not exceed Seven Hundred Thousand Dollars ($700,000). Except in the event of a willful or fraudulent breach of a representation or covenant by the non-terminating party, the payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.

(c)	If the Company fails to complete the Merger after the occurrence of one of the following events, and Parent shall not be in material breach of this Agreement, the Company shall within one (1) business day of the event, pay Parent by wire transfer of immediately available funds a fee of $1,300,000 (the “Company Termination Fee”):

(i)	the Company terminates this Agreement pursuant to Section 7.01(e) hereof;

(ii)	a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Parent, Parent Bank, or an Affiliate of Parent, enters into an agreement, letter of intent or memorandum of understanding with the Company or any Company Subsidiary which relates to an Acquisition Proposal;

(iii)	the Company authorizes, recommends, publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

(iv)	the Company stockholders vote but fail to approve and adopt this Agreement at the Company meeting of stockholders or the Company meeting of stockholders is cancelled, if prior to the stockholder vote or cancellation:

(A)	the Company board of directors shall have recommended that the stockholders of the Company approve or accept an Acquisition Proposal with any Person other than Parent, Acquisition Subsidiary, Parent Bank or an Affiliate of Parent; or

(B)	the Company shall have materially breached its obligation under Section 5.11 by failing to call, give notice of, convene and hold the Company meeting of stockholders in accordance with Section 5.11;

And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Parent, Parent Bank, or an Affiliate of Parent, and (2) in the instance where the Company stockholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the Company stockholders meeting.

Section 8.02 Non-Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c), (d), (e), (f), (h), (i), (j), (k), (l), 5.06, 5.07, 5.16 through 5.20, 5.24 and 8.01, hereof which shall survive the Merger, shall terminate at the Effective Time.

Section 8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise, provided that any amendment, extension or waiver granted or executed after stockholders of the Company have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of the Company Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of the Company or Parent without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of Parent and the Company and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 5.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

(a)	If to Parent, Parent Bank, or Acquisition Subsidiary to:

ENB Financial Corp

31 E. Main Street

Ephrata, PA 17522

Attention: Jeffrey S. Stauffer, President and Chief Executive Officer

Telecopy No.: 717-733-9181

E-mail: JStauffer@epnb.com

With copy to:

Bybel Rutledge LLP

1017 Mumma Road, Suite 302

Lemoyne, PA 17043

Attention: Nicholas Bybel, Jr., Esquire

Telecopy No.: 717-731-8205

E-mail: bybel@bybelrutledge.com

(b)	If to the Company or Cecil Bank, to:

Cecil Bancorp, Inc.

127 North Street

Elkton, MD 21921

Attention: J. William Knott, President and Chief Executive Officer

Telecopy No.: 410-392-8370

E-mail: bknott@cecilbank.com

With copy to:

Nelson Mullins Riley & Scarborough LLP

Greenville One, Suite 400

Greenville, SC 29601

Attention: Benjamin A. Barnhill

Telecopy No.: 864-373-2925

E-mail: ben.barnhill@nelsonmullins.com

Section 8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

Section 8.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Exhibit 2.1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		ENB FINANCIAL CORP

/s/ Adrienne L. Miller	BY:	/s/ Jeffrey S. Stauffer
Jeffrey S. Stauffer,
President and Chief Executive Officer

ATTEST:		ENB SOUTH ACQUISITION
SUBSIDIARY, INC.

/s/ Adrienne L. Miller	BY:	/s/ Jeffrey S. Stauffer
Jeffrey S. Stauffer,
President and Chief Executive Officer

ATTEST:		THE EPHRATA NATIONAL BANK

/s/ Adrienne L. Miller	BY:	/s/ Jeffrey S. Stauffer
Jeffrey S. Stauffer,
President and Chief Executive Officer

ATTEST:		CECIL BANCORP, INC.

	BY:	/s/ J. William Knott
J. William Knott,
President and Chief Executive Officer

ATTEST:		CECIL BANK

	BY:	/s/ J. William Knott
J. William Knott,
President and Chief Executive Officer

Signature Page to Agreement and Plan of Stock Acquisition

Exhibit A

AGREEMENT AND PLAN OF MERGER

Of

ENB SOUTH ACQUISITION SUBSIDIARY, INC.

with and into

CECIL BANCORP, INC.

THIS AGREEMENT AND PLAN OF MERGER is dated as of August __, 2025, between ENB SOUTH ACQUISITION SUBSIDIARY, INC. (“Acquisition Subsidiary”), a Pennsylvania corporation recently formed pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) for the sole purpose of effecting the Merger, as defined below, and CECIL BANCORP, INC., a Maryland corporation (the “Company”‘).

WITNESSETH:

WHEREAS, Acquisition Subsidiary and the Company are parties to an Agreement and Plan of Stock Acquisition of even date herewith (the “Acquisition Agreement”) which provides, among other things, for the merger of Acquisition Subsidiary with and into the Company (the “Merger”‘);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Acquisition Agreement, and for the purpose of stating the method, terms and conditions of the Merger, including the rights of the stockholders of the Company, and such other details and provisions as are deemed desirable, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                  The Merger. Subject to the terms and conditions of this Agreement and the Acquisition Agreement, at the Effective Time (which term, as used herein, is defined in the Acquisition Agreement), Acquisition Subsidiary shall be merged with and into the Company, which shall survive the Merger (the “Surviving Corporation”).

2.                  Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be at the Effective Time the Articles of Incorporation of the Surviving Corporation until thereafter altered, amended or replaced in accordance with law.

3.                  Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be at the Effective Time the Bylaws of the Surviving Corporation until thereafter altered, amended or replaced in accordance with law.

4.                  Conversion of Shares. The shares of Company common stock, $0.01 par value per share (collectively the “Shares”), shall be converted in accordance with the terms set forth in Section l.02 of the Acquisition Agreement.

5.                  Surrender and Exchange of Company Certificates. The certificates underlying the Shares shall be surrendered and exchanged for consideration in the manner set forth in Section 1.02 of the Acquisition Agreement.

6.                  Board of Directors and Officers. The directors and officers of Acquisition Subsidiary as in effect immediately prior to the Effective Time shall constitute the directors and officers of the Surviving Corporation on and immediately after the Effective Time.

7.                  Dissenters’ Rights of Company Stockholders. The rights and remedies of a dissenting stockholder as set forth in Title 3, Subtitle 2 of the MGCL shall be afforded to any holder of Company Common Stock who objects to the Merger and who takes the necessary steps to perfect the rights of a dissenting stockholder.

8.                  Termination and Amendment. Notwithstanding prior approval by the stockholders of the Company, this Agreement may be amended, modified or terminated including for the reason that the Acquisition Agreement is amended, modified or terminated as provided for therein. In the event there is termination after the delivery of the Statement of Merger to the Pennsylvania Department of State or Articles of Merger to the Maryland Department of Assessments & Taxation, the parties shall execute and file with the Pennsylvania Department of State or Maryland Department of Assessments & Taxation, prior to the Effective Time, a statement of termination.

9.                  Agreement Conditional Upon Consummation of Acquisition Agreement. This Agreement and the transactions contemplated hereunder are conditioned upon the consummation of the Acquisition Agreement.

10.              Counterparts; Headings. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

11.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST: By: _______________________________	CECIL BANCORP, INC. By: _______________________________ J. William Knott, President and Chief Executive Officer
ATTEST: By: _______________________________	ENB SOUTH ACQUISITION SUBSIDIARY, INC. By: _______________________________ Jeffrey S. Stauffer, President and Chief Executive Officer

Exhibit B

PLAN OF LIQUIDATION AND DISSOLUTION
OF
CECIL BANCORP, INC.

This Plan of Liquidation and Dissolution (the “Plan”), dated as of ___________ (the “Plan Date”), is intended to accomplish the liquidation, dissolution and winding up of CECIL BANCORP, INC., a Maryland corporation (the “Corporation”), in accordance with the Maryland General Corporation Law (the “MGCL”) and Sections 332 and 337 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.                  Approval and Adoption of Plan. The directors of the Corporation (the “Directors”) took action by unanimous written consent in lieu of a meeting on ______________ (“Directors’ Meeting Date”), and voted to propose to, ENB FINANCIAL CORP, the sole stockholder of the Corporation (the “Stockholder”) that the Corporation be liquidated and dissolved in accordance with the Plan. The Corporation has elected to liquidate and dissolve pursuant to the authority set out below. The Directors further adopted the following Plan for winding up, liquidating and dissolving the Corporation including liquidating and distributing its assets on the Plan Date.

The Stockholder of the Corporation took action by written consent in lieu of a meeting on _________ (the “Adoption Date”) and 100% of all the votes entitled to be cast approved liquidation and dissolution and adopted the Plan as recommended by the Directors, provided however, that this Plan shall not be adopted before the Effective Time of the Merger as provided for in the Agreement and Plan of Merger of ENB South Acquisition Subsidiary, Inc. with and into Cecil Bancorp, Inc. dated as of August 12, 2025 (the “Merger Agreement”) and is conditioned upon the Effective Time of the Merger as defined in the Merger Agreement.

2.                  General Authorization. The Directors are authorized as of the Effective Date, without further action by the Stockholder, to do and perform or cause the Officers of the Corporation (the “Officers”), subject to approval of the Directors, to do and perform any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Directors, to implement the winding up of the business according to the Plan of Dissolution which is adopted by the Directors and the contemplated transactions, including, but not limited to:

(a)               Collecting all debts.

(b)               Selling all or substantially all of the assets of the Corporation.

(c)               Paying all expenses incurred in connection with the implementation of this Plan including, but not limited to, any legal, accounting, consulting, brokerage, professional, and other fees and expenses of persons or entities providing services to the Corporation.

(d)               Satisfying, settling, or rejecting all liabilities, debts, or obligations of the Corporation whether through payment or making adequate provisions for payments.

(e)               Mailing notice of dissolution to known creditors and employees.

(f)                Publishing notice of dissolution.

(g)               Prosecuting and defending actions or proceedings by or against the Corporation.

(h)               Distributing assets of the Corporation to the Stockholder to the fullest extent permitted by the MGCL.

(i)                 Filing all final tax returns, making final payments, and closing any tax accounts or obligations required by any state or federal law or regulation including, but not limited to, filing the IRS Form 966 with the IRS and any documents with the Maryland State Department of Assessments & Taxation (“SDAT”) to effect winding up its affairs and liquidating and dissolving the Corporation.

(j)                 Withdrawing any qualification to conduct business in any state in which the Corporation transacts business.

(k)               Interpreting the provisions of this Plan.

Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholder, the Directors are authorized to modify, amend, or abandon this Plan and the transactions contemplated hereby without further action by the Stockholder to the extent permitted by the MGCL.

3.                  Indemnification. The Corporation shall continue to indemnify its Officers, Directors, and employees in accordance with the MGCL, its articles of incorporation, bylaws, any contractual arrangements and its existing directors’ and officers’ liability insurance policy, for acts and omissions in connection with the implementation of this Plan and the winding up of the affairs of the Corporation. The Directors, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Corporation’s obligation hereunder, including seeking an extension of time and coverage of the Corporation’s insurance policies currently in effect. Furthermore, the Directors, in their absolute discretion, may authorize the payment of a retainer fee to a law firm or law firms selected by the Directors for legal fees and expenses of the Corporation, including, among other things, to cover any costs payable pursuant to the indemnification of the Corporation’s Officers or Directors provided by the Corporation pursuant to its articles of incorporation, bylaws, the MGCL, or otherwise in connection with the implementation of this Plan and the winding up of the affairs of the Corporation.

4.                  Articles of Dissolution. After the Adoption Date, the Corporation shall prepare and file articles of dissolution with the SDAT in accordance with the provisions of the MGCL. The Corporation shall be dissolved on the date the SDAT accepts its articles of dissolution for record (the “Effective Date”).

5.                  Cessation of Business Activities. This Plan is intended to be a complete plan of liquidation and dissolution of the Corporation. The Corporation shall cease to carry on its business after the Effective Date of liquidation and dissolution, except as is appropriate to wind up and liquidate its business and affairs, including taking such actions as the Directors deem necessary to preserve the value of the Corporation’s assets, selling, and liquidating its properties and assets, making distributions to the Stockholder in accordance with this Plan, and the hiring or retaining such employees and consultants as necessary or desirable, in the absolute discretion of the Directors, to carry out the winding up, liquidiation and dissolution of the Corporation in accordance with this Plan.

6.                  Liquidation under Code Sections 332 and 337. It is intended that this Plan shall be a plan of complete liquidation of the Corporation under Sections 332 and 337 of the Code.

7.                  Filing of Tax Forms. The Corporation shall file final returns, pay final obligations, and close all tax accounts as listed below. The Corporation shall file:

(a)               Internal Revenue Service (“IRS”) Form 966 with the IRS not later than 30 days following the Adoption Date. If the Corporation amends this Plan, it shall file an additional Form 966 within 30 days of the amendment.

(b)               Federal income tax return with the IRS not later than the 15th day of the third full month following the date of dissolution, which is the Adoption Date for IRS purposes.

(c)               IRS Forms 1096 and 1099 with the IRS on or before February 28 of the next calendar year if the Corporation made a distribution of $600 or more of its capital stock to a stockholder during the current year. The Corporation shall file a separate Form 1099 for each stockholder to whom it made the distribution.

(d)               IRS Forms W-2 and W-3 for any payroll-related withholding taxes.

(e)               Other tax filings, with the IRS, the State of Maryland or any other state in which the Corporation transacts business such as sales tax, payroll tax, workers’ compensation, unemployment, or franchise tax.

8.                  Notice of Dissolution. The Corporation shall send notice that liquidation and dissolution of the corporation has been approved to each known claimant and employee of the Corporation as provided by Section 3-404 of the MGCL. This notice must be sent not less than 20 days before filing the articles of dissolution with the SDAT.

9.                  Settling Claims. The Corporation shall proceed to collect its assets, dispose of its properties, and apply them to the payment, satisfaction, and discharge of existing debts and obligations of the corporation.

10.              Plan of Distribution.

(a)               On and after the Effective Date, the Corporation shall liquidate the Corporation’s assets in accordance with the terms of this Plan and the MGCL. This action by and on behalf of the Corporation will not require further approval by the Directors or Stockholders and may include efforts such as: (i) undertaking all reasonable efforts to collect on assets of the Corporation, including taking such actions necessary to collect any amounts due to the Corporation by a third party, a Stockholder, employee, or Director; (ii) selling all or substantially all of the Corporation’s assets; and (iii) disposing of any property of the Corporation that is not to be distributed in kind to the Stockholder. The Corporation will not be required to obtain appraisals or other third-party opinions as to the value of its properties and assets in connection with liquidation or dissolution. In connection with such collection, sale, exchange, and other disposition of assets, the Corporation shall collect or make provision for the collection of all accounts receivable, debts, and claims owing to the Corporation.

(b)               On and after the Effective Date, the Corporation shall discharge, or make provision for discharging, its liabilities, and shall settle known claims as they are received or reject them accordingly.

(c)               Subject to the foregoing, the Corporation has discretion in determining the manner for the distributions to be completed. Distributions made pursuant to the Plan or any other requirements of the MGCL may occur at a single time or be undertaken in a series of transactions. Unless otherwise provided herein, the distributions may be in cash or in assets or in some combination of such.

(d)               The distributions to the Stockholder pursuant to the terms of this Plan, if any, shall be in complete redemption and cancellation of all of the issued and outstanding shares of the Corporation. As a condition to receipt of any distribution, the Directors, in their absolute discretion, may require the Stockholder to (i) surrender its certificates evidencing the shares of the Corporation or its agents for recording of such distributions thereon; or (ii) furnish the Corporation with evidence satisfactory to the Directors, in their sole discretion, regarding the loss, theft or destruction of its certificates evidencing the shares in the Corporation.

(e)               Adoption of this Plan by the Stockholder shall constitute the approval of the Stockholder of the sale, exchange, or other disposition in liquidation of all of the property and assets of the Corporation, whether such sale, exchange, or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

(f)                If any creditor, claimant, or stockholder of the Corporation entitled to a share in the distribution of the Corporation’s assets cannot be found within 60 days after the final distribution, the Corporation shall pay that person’s share to the Maryland State Comptroller’s Office as abandoned property in accordance with Title 17 of the Commercial Law Article and the Maryland Uniform Disposition of Abandoned Property Act.

Exhibit C

FORM OF

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated August ___, 2025, is by and between CECIL BANK, a Maryland bank (“Cecil Bank”), and THE EPHRATA NATIONAL BANK, a national banking association (“Parent Bank”).

Background:

1.                  Parent Bank is a national banking association and a wholly owned subsidiary of ENB Financial Corp, a Pennsylvania corporation (“Parent”). The authorized capital stock of Parent Bank consists of 12,000,000 shares of common stock, par value $0.20 per share (“Parent Bank Common Stock”), of which at the date hereof _____ shares are issued and outstanding.

2.                  Cecil Bank is a Maryland bank and a wholly owned subsidiary of Cecil Bancorp, Inc., a Maryland corporation (the “Company”). The authorized capital stock of Cecil Bank consists of (i) 100,000 shares of common stock, par value $10.00 per share (“Cecil Bank Common Stock”), of which at the date hereof ___________ shares are issued and outstanding; and (ii) 50,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding.

3.                  The respective boards of directors of Parent Bank and Cecil Bank deem the merger of Cecil Bank with and into Parent Bank, pursuant to the terms and conditions set forth or referred to in this Plan of Merger, to be desirable and in the best interests of the respective corporations and their respective shareholders.

4.                  The respective boards of directors of Parent Bank and Cecil Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Parent and the Company have adopted resolutions approving an Agreement and Plan of Stock Acquisition dated August 12, 2025, (the “Agreement”) by and among Parent, Parent Bank, ENB South Acquisitions Subsidiary, Inc. (“Acquisition Subsidiary”), the Company and Cecil Bank, providing for a merger of Acquisition Subsidiary, a wholly owned subsidiary Parent, with and into the Company with the Company being the survivor (the “Holding Company Merger”). This Plan of Merger is being executed by Parent Bank and Cecil Bank pursuant to the Agreement. This Plan of Merger is conditioned upon the effectiveness of the Company Plan of Liquidation (as defined in the Agreement) and the consummation of the Agreement.

Agreements:

In consideration of the premises and of the mutual covenants and agreements contained in this Plan of Merger, and in accordance with the applicable laws and regulations of the United States of America, Parent Bank and Cecil Bank, intending to be legally bound hereby, agree:

ARTICLE I

MERGER

Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America on the “Effective Time” (as that term is defined in Article V hereof): (i) Cecil Bank shall merge with and into Parent Bank; (ii) the separate existence of Cecil Bank shall cease; and (iii) Parent Bank shall be the surviving corporation (such transaction referred to in this Plan of Merger as the “Merger” and Parent Bank, as the surviving corporation in the Merger, referred to in this Plan of Merger as the “Surviving Bank”). Parent Bank will have its home office at Ephrata, Lancaster County, Pennsylvania and its branch offices at the present locations of each of the existing authorized branch offices of Parent Bank and Cecil Bank.

ARTICLE II

CHARTER AND BYLAWS

On and after the Effective Time, the articles of association and bylaws of Parent Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association and bylaws of the Surviving Bank, until altered, amended or repealed.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

On and after the Effective Time, the directors and officers of Parent Bank, as in office immediately prior to the Effective Time, shall be and remain the directors and officers of the Surviving Bank.

ARTICLE IV

CONVERSION OF SHARES

4.1       Stock of Parent Bank. Each share of Parent Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

4.2       Stock of Cecil Bank. Each share of Cecil Bank Common Stock issued and outstanding immediately prior to the Effective Time, and each share of Cecil Bank Common Stock issued and held in the treasury of Cecil Bank as of the Effective Time, if any, shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on a date (the “Effective Time”) which shall be the later of (i) the date on which all filings with government agencies as may be required under applicable laws and regulations for the Merger to become effective have been made and all regulatory approvals therefor shall have been received and first become effective, and (ii) subsequent to and immediately after the effectiveness of the Company Plan of Liquidation.

ARTICLE VI

EFFECT OF THE MERGER

6.1       Separate Existence. On the Effective Time, the separate existence of Cecil Bank shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of Cecil Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

6.2       Deposit Accounts. After the Effective Time, (i) each deposit account liability of Parent Bank and each deposit account liability of Cecil Bank shall be and become, automatically and by operation of law, the equivalent deposit account liability of the Surviving Bank, and (ii) the Surviving Bank will continue to issue deposit accounts on the same basis as Parent Bank had immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of Parent Bank and Cecil Bank to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement and the effectiveness of the Company Plan of Liquidation.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective boards of directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of Cecil Bank and Parent Bank.

ARTICLE X

MISCELLANEOUS

10.1       Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

10.2       Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

10.3       Captions. The headings of the several Articles and Sections in this Plan of Merger are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4       Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5       Governing Law. This Plan of Merger shall be governed by and construed in accordance with the federal laws of the United States of America, and by Pennsylvania law in the absence of controlling Federal law.

10.6       Severability. Any term or provision of this Plan of Merger which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan of Merger or affecting the validity or enforceability of any of the terms or provisions of this Plan of Merger in any other jurisdiction, and if any provision of this Plan of Merger is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, Parent Bank and Cecil Bank shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, The Ephrata National Bank and Cecil Bank have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

ATTEST: ______________________________	CECIL BANK By: ______________________________ J. William Knott President and Chief Executive Officer
ATTEST: ______________________________	THE EPHRATA NATIONAL BANK By: ______________________________ Jeffrey S. Stauffer President and Chief Executive Officer

Exhibit D

FORM OF CECIL BANCORP, INC.

LETTER AGREEMENT

August ___, 2025

ENB Financial Corp

31 E. Main Street

Ephrata, PA 17522

Ladies and Gentlemen:

ENB Financial Corp (“Parent”), ENB South Acquisition Subsidiary, Inc. (“Acquisition Subsidiary”), The Ephrata National Bank, Cecil Bancorp, Inc. (the “Company”) and Cecil Bank are entering into concurrently herewith an Agreement and Plan of Stock Acquisition to be dated as of August 12, 2025 (the “Agreement”).

Pursuant to the proposed Agreement, among other things, and subject to the terms and conditions set forth therein, Acquisition Subsidiary will merge with and into the Company, with the Company surviving the merger (the “Merger”).

Parent has requested, as a condition to its willingness to enter into the Agreement, that the undersigned (the “Shareholder”), being a director, executive officer or significant stockholder of the Company, executes and delivers to Parent this letter agreement (“Letter Agreement”).

Shareholder understands that Parent is requiring, as an inducement to its execution and delivery to the Company of the Agreement, that Shareholder execute and deliver to Parent this Letter Agreement.

As used herein, the term “Shares” means all shares of Company Common Stock Shareholder owns of record or beneficially on the date of this Letter Agreement and all Seller Shares that Shareholder purchases or acquires the right to vote or acquires the beneficial ownership of, prior to the Expiration Date, whether by exercise of any stock option or otherwise.

Shareholder, solely in his or her individual capacity as a owner of Company Covered Shares, (and not as a fiduciary, trustee, financial advisor, or advisor, including as a director or executive officer of the Company), in order to induce Parent to execute and deliver to the Company the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:

1.	Shareholder agrees to be present (in person or by proxy) at all meetings of shareholders of the Company called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all Shares, including those held in a voting trust, individually or, to the extent of my proportionate interest, , (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.

2.	Prior to the Expiration Date, Shareholder agrees to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise sole voting power, and I will use my reasonable best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

3.	I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

4.	Expiration Date. As used in this Letter Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the shareholders of the Company, (b) termination of the Agreement in accordance with its terms, (c) the making of any change, by amendment, waiver or other modification to any provision of the Agreement that decreases the amount or value of, or changes the form of, the Merger Consideration. Prior to the Expiration Date, Shareholder agrees not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that Shareholder may (i) make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto, (ii) by will or by operation of law, in which case this Letter Agreement shall bind the transferee, (iii) to another shareholder of the Company who previously entered into a voting agreement with Parent, and (iv) with Parent’s prior written consent, which such consent shall not be unreasonably withheld.

5.	Shareholder hereby represents that Shareholder owns of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

6.	Parent recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), Shareholder may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

7.	Shareholder represents that Shareholder has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

8.	Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

The agreements contained in this Letter Agreement shall apply to Shareholder solely in my capacity as an owner of Covered Shares, and no agreement contained in this Letter Agreement shall apply to Shareholder in a capacity as a director, officer or employee of the Company or Cecil Bank. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, Shareholder’s obligations to comply with fiduciary duties as an officer or director, as applicable, of the Company or Cecil Bank.

Nothing herein shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of the Company.

If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Parent and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Shareholder agrees that, in the event of his or her breach of this Letter Agreement, Parent shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. Shareholder acknowledges that there is not an adequate remedy at law to compensate Parent for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. Shareholder agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the Expiration Date, except that any such termination shall be without prejudice to Parent’s rights arising out of any willful breach of any covenant or representation contained herein.

____________________________

This Letter Agreement shall be effective upon acceptance by Parent and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature Page Follows]

The undersigned intends to be legally bound hereby.

Sincerely,

Name

Title

Number of pledged Covered Shares (if any): _______________

Accepted:

ENB FINANCIAL CORP

BY:
Jeffrey S. Stauffer
President and Chief Executive Officer

Exhibit E

FORM OF

RETENTION AGREEMENT AND GENERAL RELEASE

THIS RETENTION AGREEMENT AND GENERAL RELEASE (“Agreement”) is provided by _______________ (hereafter “Employee”) in favor of ENB FINANCIAL CORP, THE EPHRATA NATIONAL BANK, ENB SOUTH ACQUISITION SUBSIDIARY, INC. (the “ENB Entities”), CECIL BANCORP, INC. and CECIL BANK (the “Cecil Bank Entities”), and their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives, successors and assigns.

BACKGROUND

A.       In accordance with the current Draft Agreement and Plan of Stock Acquisition anticipated to be entered into by the ENB Entities and the Cecil Bank Entities (the “Acquisition Agreement”), along with the Bank Plan of Merger to be entered into by The Ephrata National Bank and Cecil Bank, Cecil Bank will ultimately merge with and into The Ephrata National Bank, with a closing date anticipated to occur in early 2026 (the “Bank Merger”).

B.       As a condition and inducement to the ENB Entities to enter into the Acquisition Agreement, retention of certain employees of the Cecil Bank Entities prior to closing, including Employee, followed by employment of those employees by the ENB Entities after closing, including Employee, is required.

C.       Employee has been employed by Cecil Bank on an at will basis in a position of trust and confidence since _________________, most recently in the position of _______________. Employee is not subject to or a party to any Employment, Severance, Non-Compete, Non-Disclosure, Restrictive Covenant, Supplemental Retirement, Deferred Compensation or Change of Control Agreement, except the Nondisclosure Agreement dated as of ______________ (the “NDA”).

D.       Immediately prior to closing, Employee’s employment with Cecil Bank will be terminated and in accordance with the Acquisition Agreement, Employee may be eligible to receive severance compensation equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay along with continuing health care coverage under the same shared payment arrangement as currently exists between Employee and Cecil Bank, for the same number of weeks as severance compensation is paid or until Employee is enrolled in another health plan, whichever occurs first.

E.       In Employee’s case, severance compensation and continued shared health care coverage will be capped at the maximum of twenty-six (26) weeks in accordance with the Acquisition Agreement.

F.       The Ephrata National Bank would like to employ Employee as ______________,

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at a salary equivalent to their salary with Cecil Bank for eighteen (18) months (the “Retention Period”) commencing upon the Effective Time of the Bank Merger, along with all benefits accorded to employees of The Ephrata National Bank for which they may be or become eligible, and under the same terms and conditions.

G.       In addition, and in lieu of the severance compensation for which Employee may be eligible pursuant to the Acquisition Agreement, The Ephrata National Bank would like to provide Employee with Retention Compensation in the amount of _________________ ($__________) in return for a release satisfactory to the Cecil Bank Entities and the ENB Entities.

H.       Employee wishes to accept the Retention Compensation and continued employment with The Ephrata National Bank during the Retention Period and is willing to execute a General Release in favor of the ENB Entities, the Cecil Bank Entities, and their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives, successors and assigns as further described in Section 4 hereof.

AGREEMENT

IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.    Effective Date and Contingency. This Agreement shall be effective upon the Effective Time of the Bank Merger as defined in and provided for in the Bank Plan of Merger. None of the parties to this Agreement shall have any rights or obligations set forth in this Agreement prior to the Effective Time of the Bank Merger. This Agreement shall be null and void if the Bank Merger is abandoned for any reason prior to closing or the Acquisition Agreement is terminated.

2.    Employment and Retention Compensation. So long as Employee remains employed by Cecil Bank through closing, becomes employed by The Ephrata National Bank upon closing, and remains employed by The Ephrata National Bank for the Retention Period or until earlier released by The Ephrata National Bank without Cause, Employee will be eligible to receive Retention Compensation in the gross amount of _________________ ($__________), subject to applicable deductions and withholdings. The Retention Compensation will be payable in six (6) installments, with the first installment in the amount of _________________ ($__________) to be paid with the first payroll following closing, and the additional five installments, each in the amount of _________________ ($__________), to be paid quarterly, commencing at the end of the Employee’s first six months of employment and continuing every three months during the remainder of the Retention Period. Upon or prior to expiration of the Retention Period, The Ephrata National Bank and Employee may agree to Employee’s further employment with The Ephrata National Bank.

3.    Termination of Employment. If Employee’s employment with The Ephrata National Bank is terminated by The Ephrata National Bank without Cause during the Retention Period, Employee will receive the full balance of any unpaid Retention Compensation. If, prior

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to expiration of the Retention Period, Employee voluntarily leaves employment or Employee’s employment is terminated with Cause, Employee will not be eligible to receive any unpaid Retention Compensation. For purposes of this Agreement, “Cause” means the Employee's willful misconduct, negligence in the performance of Employee’s duties, personal dishonesty, breach of fiduciary duty, material breach of the Bank’s Code of Ethics, engaging in actions that in the reasonable opinion of the Bank will likely cause financial harm or injury to the business reputation of the Bank, material breach of any provision of this Agreement, or other actions which, in the judgment of the Bank, warrant termination for Cause based on appropriate documentation.

4.    General Release. In consideration for the Retention Compensation and post-closing employment extended to Employee hereunder, which consideration is in excess of anything of value to which Employee may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Employee, on behalf of herself and her heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge the ENB Entities, the Cecil Bank Entities, all of their subsidiaries, affiliates and related entities, and all of their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Employee's employment with the Cecil Bank Entities or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”), including any claim for severance compensation and benefits for which Employee may have been eligible pursuant to the Acquisition Agreement and related transaction documents and agreements. This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, any claim under Maryland law, including Title 20 of the State Government Article of the Maryland Annotated Code, and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EMPLOYEE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF

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THE CECIL BANK ENTITIES AND/OR ENB ENTITIES WHICH OCCURRED UP THROUGH THE DATE EMPLOYEE SIGNS THIS AGREEMENT.

This General Release excludes, and Employee does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Employee agrees that Employee shall not seek, accept or be entitled to any monetary relief, whether for Employee individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Employee or on Employee’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.

Employee acknowledges that Employee has been fully compensated for all hours worked during Employee’s employment with the Cecil Bank Entities, up to and including the date of this Agreement.

5.    Non-Admission of Liability. By making this Agreement, the parties hereto are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

6.    Consideration. Employee acknowledges and confirms that the only consideration for her execution of this Agreement is set forth herein, that no other promises or agreements of any kind have been made to them by any person or entity whatsoever to cause them to sign this Agreement and that they fully understand the meaning and intent of this Agreement.

7.    Assignment; Successors and Assigns. The ENB Entities shall have the right to assign their rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of either or both of them, or any successor in interest of either or both of them, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Employee.

8.    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles) and any dispute pertaining to or arising out of this Agreement shall be brought only in the state or federal courts located within the Commonwealth of Pennsylvania. Both parties irrevocably consent to the personal jurisdiction of the state and federal courts located within the Commonwealth of Pennsylvania.

9.    Complete Agreement. This Agreement supersedes any and all prior agreements between the Employee and the Cecil Bank Entities or the ENB Entities, whether written or oral

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except the NDA. This Agreement sets forth the entire understanding of the parties as to the subject matter contained herein and may be amended only in writing by the parties hereto.

10.    Representations. Employee makes the following additional representations to both the Cecil Bank Entities and ENB Entities, each of which is significant and an important consideration for their willingness to enter into this Agreement. Employee specifically acknowledges and represents that: (a) they have had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to sign this Retention Agreement and General Release, and that they are free to do so prior to expiration of the twenty-one (21) days if they so desires; (b) the terms of this Agreement are clear and understandable to her; (c) the compensation and benefits that are being provided to them under this Agreement exceed the compensation and benefits that they were otherwise entitled to receive as an employee of the Cecil Bank Entities; (d) they have been advised to consult with an attorney of them choice prior to signing this Agreement; (e) they have been advised that they have the right to revoke this Agreement at any time during the seven (7) day period following the date on which they sign the Agreement; (f) by providing this Release as part of the Retention and General Release Agreement, they give up any right to sue any of the Releasees for any violation of the Age Discrimination in Employment Act, or any other statute, law or common law; and (g) they have the legal capacity to provide this General Release and has signed this Retention and General Release Agreement knowingly and voluntarily.

11.    Counterparts. This Agreement may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.

IN WITNESS WHEREOF, Employee, the Cecil Bank Entities and the ENB Entities have finally executed this Retention Agreement and General Release on the date and year set forth below.

EMPLOYEE

(SEAL)	Date:

FOR:
CECIL BANK and	ATTEST:
CECIL BANCORP, INC.

By:

FOR:
THE EPHRATA NATIONAL BANK,	ATTEST:
ENB FINANCIAL CORP and
ENB SOUTH ACQUISITION SUBSIDIARY, INC.

By:

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Exhibit F

FORM OF

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made this ____ day of ________, 20__, by and among ENB Financial Corp (“PARENT”), The Ephrata National Bank, Cecil Bancorp, Inc. (“COMPANY”), Cecil Bank (“Cecil Bank”), and ________________ (the “Executive”) on the terms and conditions set forth below:

WHEREAS, the Executive has been employed by Cecil Bank and will remain an employee of Cecil Bank until the Effective Time of the merger (as defined below) and the other transactions contemplated by the Agreement and Plan of Stock Acquisition by and among PARENT, ENB South Acquisition Subsidiary, Inc., The Ephrata National Bank, Cecil Bank and Cecil Bank's Parent holding Company, COMPANY, dated August 12, 2025 (the “Acquisition Agreement”)(collectively such transactions are referred to as the “Merger”);

WHEREAS, Cecil Bank, The Ephrata National Bank and their respective affiliates are engaged in the community banking business (the “Business”);

WHEREAS, the Executive is and serves as the _______________ of the COMPANY and Cecil Bank;

WHEREAS, the Executive will terminate his or her employment with COMPANY and Cecil Bank and their affiliates and subsidiaries effective and contingent upon the Effective Time of the Merger (the “Termination Date”);

WHEREAS, the Executive, on the one hand, and COMPANY, Cecil Bank, PARENT and The Ephrata National Bank (the “Bank Parties”), on the other hand, wish to settle, compromise and resolve any and all claims that the Executive may have against COMPANY, Cecil Bank, PARENT, The Ephrata National Bank or any of the affiliates or subsidiaries of such entities, including claims under the [Employment/Change in Control] Agreement with COMPANY and Cecil Bank dated _____________ (the “[Employment/Change in Control] Agreement”), in order to facilitate completion of the Merger;

WHEREAS, the Executive is not a party nor subject to any employment, change in control, noncompete, non-solicitation or restrictive covenant agreements, or any other restrictions or agreements, except the [Employment/Change in Control/Restricted Stock and/or Stock Option Agreement[s]]; and

WHEREAS, PARENT has, as part of this Agreement, agreed to provide the Executive with certain special benefits that it was not otherwise obligated to provide, including that PARENT will not dispute the Executive's claim that [“Good Reason” or a “Change in Control”] as defined in the [Employment/Change in Control] Agreement has occurred with respect to Executive as of the Effective Time as defined in the Acquisition Agreement.

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NOW THEREFORE, the Executive and the Bank Parties hereby agree to the following:

1.        Effective Date and Contingency. This Agreement shall be effective upon the Effective Time (as defined in the Acquisition Agreement) of the Merger. None of the parties to this Agreement shall have any rights or obligations set forth in this Agreement before the Effective Time. This Agreement shall be null and void if, and at such time as, the Acquisition Agreement is terminated and the Merger is abandoned for any reason prior to the Effective Time.

2.        Separation from Employment. The Executive's employment with COMPANY and Cecil Bank and its affiliates and subsidiaries shall terminate as of the Termination Date. Cecil Bank will pay the Executive all salary payable through and vacation benefits accrued but unused as of the Termination Date, subject to standard withholdings and deductions, in accordance with its normal payroll processes.

3.        Compensation and Benefits.

(a)        PARENT agrees to pay (or cause its wholly owned subsidiary The Ephrata National Bank to pay) the Executive a lump sum payment in the aggregate amount of $_________, subject to deductions and withholdings as permitted by law (the “Separation Payment”), in connection with the Executive's termination of employment and in exchange for the promises and releases made by the Executive within this Agreement and specifically for the Non Compete and Non Solicitation provisions of Section 6 below. The Separation Payment will be made no later than [50] days after the Effective Time, assuming such release as provided in Exhibit A is timely executed on or within 30 days after the Effective Time and is not thereafter revoked within the time period permitted by law.

(b)        The Executive agrees that the lump sum payment set forth in Section 3(a) above shall satisfy ALL of the obligations of the Bank Parties under the [Employment/Change in Control] Agreement. The Executive further acknowledges and agrees that he or she has no rights with respect to equity awards under the [Employment/Change in Control] Agreement and that he or she is waiving any and all rights to continued life insurance, accident, health, and disability insurance coverages and health or welfare benefits, except for group health continuation coverage provided pursuant to COBRA.

(c)       To ensure compliance with Internal Revenue Code Section 409A, if the period for execution of the release and/or payment of the Separation Payment spans two calendar years, the Separation Payment will be paid not earlier than the first day of the later calendar year. Notwithstanding the foregoing, the Bank Parties shall not be responsible for any fees, taxes, penalties, costs or fines associated or in connection with Internal Revenue Code Section 409A (or any successor provision thereto).

4.        No Other Obligations. Except as set forth in the preceding paragraphs and except as required under any “Company Benefit Plan” (as defined in the Acquisition Agreement), none

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of the Bank Parties or any of their affiliates shall have any obligation to make any further payments to or for the Executive's benefit with respect to his or her services on or before the Termination Date or in connection with or with respect to the [Employment/Change in Control] Agreement.

5.        Release. The Executive agrees to sign a release substantially in the form attached as Exhibit A to this Agreement on or no later than thirty (30) days following the Termination Date and to allow such release to take effect without revocation.

6.        Non-Compete and Non-Solicitation Provisions.

(a)       The Executive hereby covenants and agrees that for twelve (12_) months following the Termination Date the Executive shall not, except as otherwise permitted in writing by PARENT:

(i) be engaged, directly or indirectly, either for his or her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly-owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which PARENT or The Ephrata National Bank or any of their subsidiaries are engaged, in any county in which The Ephrata National Bank has a bank branch or loan production office (including branches or offices operating under a trade name) as well as all counties or independent cities contiguous to such county (the “Non-Competition Area”). The foregoing non-competition covenant shall not prohibit the Executive, or a firm, partnership, corporation, trust or other entity the Executive is associated with from (i) directly or indirectly owning or acquiring capital stock or similar securities that are listed on a securities exchange or quoted on a national securities exchange that do not represent more than ten percent (10%) of the outstanding capital stock of any financial institution within the Non-Competition Area, or (ii) being engaged as a director for the financial services industry companies identified on Exhibit B hereto.;

(ii) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which PARENT or The Ephrata National Bank or any of their subsidiaries are engaged in the Non-Competition Area;

(iii) directly or indirectly solicit (including advertising, social media or other outreach) persons or entities who were customers, prospects, referral sources or vendors of COMPANY, Cecil Bank, PARENT, The Ephrata National Bank, or their subsidiaries, within one (1) year prior to the Executive’s Termination Date, to become a customer or referral source of a person or entity other than PARENT, The Ephrata National Bank, or their subsidiaries; or,

(iv) directly or indirectly solicit employees or independent contractors of PARENT, The Ephrata National Bank or their subsidiaries or Cecil Bank who were employed or engaged with such entities within one (1) year prior to the Executive’s Termination Date

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to leave the employ or service of PARENT, The Ephrata National Bank or their subsidiaries or Cecil Bank or work for anyone other than PARENT, The Ephrata National Bank or their subsidiaries or Cecil Bank.

(b)       It is expressly understood and agreed that, although the Executive and PARENT and The Ephrata National Bank consider the restrictions contained in Section 6 hereof reasonable for the purpose of preserving for PARENT and The Ephrata National Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6 hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 6 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

7.        Severability. If any provision of this Agreement is illegal, invalid or unenforceable, or is held to be illegal, invalid or unenforceable, by a court of competent jurisdiction, the Executive agrees that such provision shall be fully severable with respect to scope, time and geographic area, and this Agreement and its terms in such lesser scope, time and geographic area shall be construed and enforced as if such unenforceable or invalid provision had never been a part of this Agreement.

8.        Confidentiality. The Executive acknowledges that he or she has had access to trade secrets and other confidential information regarding the Bank Parties and their businesses that are unique and irreplaceable and that the use of such trade secrets and other confidential information by a competitor, or certain other persons, would cause irreparable harm to PARENT, The Ephrata National Bank and their predecessors and successors. Accordingly, the Executive will not disclose or use to the detriment of PARENT, The Ephrata National Bank and their successors any such trade secrets or other confidential information. Confidential information includes, but is not limited to, any information, whether or not reduced to written or other tangible form, which (i) is not generally known to the public or within the industry; (ii) has been treated by the applicable Bank Parties as confidential or proprietary; and (iii) is of competitive advantage to Cecil Bank, PARENT, The Ephrata National Bank and their successors. Nothing in this Agreement shall be interpreted or applied to prohibit the making of any good faith report to Cecil Bank's or PARENT's auditors or any regulator, governmental agency or other governmental entity, participating in an investigation by any such entity, or disclosure in compliance with a lawful subpoena, except that the entity or entities named by such subpoena must be informed of the subpoena and be provided an opportunity to oppose disclosure pursuant to the subpoena.

9.        Non-Disparagement. The Executive covenants that, except to the extent required by law, he or she will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Bank Parties or any of their employees, officers or directors, parents, subsidiaries, or affiliates or that denigrates, disparages or results in detriment to any such entities or persons. This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.

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10.        No Waiver. No waiver by any party of any breach of, or of compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.        Acknowledgments and Affirmations. The Executive affirms that he or she has not filed or caused to be filed, and is not presently a party to, any claim against the Bank Parties or any of their respective affiliates or subsidiaries.

12.        Complete Agreement. This Agreement supersedes any and all prior agreements between the Executive and any of the Bank Parties, whether written or oral, including but not limited to the [Employment/Change in Control] Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter contained herein and may be amended only in writing by the parties hereto.

13.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to conflict of laws principles) and any dispute pertaining to or arising out of this Agreement shall be brought only in the state or federal courts located within the State of Maryland. Both parties irrevocably consent to the personal jurisdiction of the state and federal courts located within the State of Maryland.

14.       Survival. The provisions set forth in Sections 6, 7, 8, 9 and 18 shall survive termination of this Agreement for any reason.

15.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

16.        Assignment. The Executive represents and warrants that he or she has not assigned or in any other manner conveyed any right or claim that he or she has or may have to any third party, and he or she shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, or the consideration, monetary or other, to be received by him or her hereunder. Cecil Bank or PARENT may assign their rights and obligations under this Agreement to any third party at their discretion.

17.       Payment in the Event of the Executive’s Death. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If the Executive should die after the Effective Time and any amounts would be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such designee, to the Executive’s estate.

18.       Injunctive Relief. The Executive agrees that any breach of this Agreement will cause the Bank Parties irreparable harm, that such injury cannot be remedied adequately by the recovery of monetary damages, that upon such a breach any or all of the Bank Parties shall be entitled to, in addition to and not in lieu of any and all other remedies, injunctive or other equitable relief without the posting of any bond or undertaking, and that such injunctive and/or equitable

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relief will not work a hardship on the Executive.  The Executive further agrees that in any and/or all such circumstances, all of the Executive’s obligations under this Agreement will remain in full force and effect.

Signature Page Follows

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IN Witness WHEREOF COMPANY, Cecil Bank, PARENT, and The Ephrata National Bank and the Executive have signed this Agreement on the dates set forth below:

ATTEST:	CECIL BANCORP, INC.

BY:

ATTEST:	CECIL BANK

BY:

ATTEST:	ENB FINANCIAL CORP

BY:
Jeffrey S. Stauffer,
President and Chief Executive Officer

ATTEST:	THE EPHRATA NATIONAL BANK

BY:
Jeffrey S. Stauffer,
President and Chief Executive Officer

WITNESS:	EXECUTIVE

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EXHIBIT A

RELEASE

I, _________________, in consideration for the compensation, benefits and other items of consideration extended to me under the Agreement to which this Release is attached as Exhibit A, on behalf of myself and my heirs, executors, administrators and assigns, hereby release, waive and forever discharge ENB Financial Corp (“PARENT”), The Ephrata National Bank (“The Ephrata National Bank”), Cecil Bancorp, Inc. (“COMPANY”), and Cecil Bank (“Cecil Bank”), and their subsidiaries, affiliates, predecessors, successors, parent companies or assigns, and their respective directors, officers, trustees, employees, representatives, attorneys and agents (individually and collectively the “Releasees”) from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to any past or present duties or responsibilities of any of the Releasees, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Release, including, but not limited to: claims in tort or contract; breach of fiduciary duty; defamation; emotional distress; wrongful or unlawful discharge; claims for bonuses, severance pay, vacation leave, employee or fringe benefits, or other compensation; and claims based on any state or federal wage, employment or common laws, statutes or amendments thereto, including, but not limited to: (a) age discrimination claims under the Age Discrimination in Employment Act (“ADEA''), 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act; (b ) any race, color, religion, sex or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq., as amended; (c) any claim under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., as amended; (d) claims under the Employee Retirement Income Security Act of 1974, (“ERISA”), 29 U.S.C. § 1001 et seq., as amended (excluding claims for vested benefits); (e) any claim under the National Labor Relations Act (“NLRA”), 29 U.S.C. § 151 et seq.; (f) claims under the Worker Adjustment and Retraining Notification Act (“WARN”), 20 U.S.C. § 2101 et seq.; (g) claims under any state discrimination in employment statute; (h) any claims related to or arising out of my entering into this Agreement; (i) any claims related to or arising out of my former employment with and the termination of my employment and separation from PARENT, The Ephrata National Bank or COMPANY and Cecil Bank, or their subsidiaries or affiliates, including but not limited to a claim for wrongful discharge in violation of public policy; or (j) any claims for damages due to personal injury or for compensatory or punitive damages.

Notwithstanding any provision of this Release to the contrary, nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit I may possess under the terms of the Separation and Release Agreement (the “Agreement”) and I do not waive or release any right that I may have related to (i) vested benefits under any benefit plan of COMPANY and/or Cecil Bank, and/or their subsidiaries or affiliates, other than the [Employment/Change in Control] Agreement, (ii) any breach of the Agreement, (iii) any claim or right that may arise after I sign this Release, (iv) any accrued but unused vacation leave as of the Termination Date, (v) my rights as a shareholder, depositor or borrower of COMPANY and/or Cecil Bank, and/or their subsidiaries or affiliates, or (vi) any right or benefit that cannot be waived as a matter of law.

I specifically acknowledge and represent that: (a) I have had a reasonable time, that is, up to twenty-one (21)/forty-five (45) days, within which to consider whether to provide this Release,

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and that I am free to provide this Release prior to expiration of the twenty-one (21)/forty-five (45) days if I so desire; (b) the terms of this Release are clear and understandable to me; (c) the compensation and benefits that PARENT, The Ephrata National Bank, COMPANY and/or Cecil Bank, and/or their subsidiaries or affiliates, are providing to me under the Agreement to which this Release is attached exceed the compensation and benefits that I was otherwise entitled to receive as an employee of Cecil Bank or COMPANY; (d) I have been advised to consult with an attorney of my choice prior to signing this Release; (e) I have been advised that I have the right to revoke this Release at any time during the seven (7) day period following the date on which I sign the Release; (f) by providing this Release, I give up any right to sue any of the Releasees for any violation of the Age Discrimination in Employment Act, or any other statute, law or common law; and (g) I have the legal capacity to provide this Release and I have signed this Release and the Agreement knowingly and voluntarily.

All capitalized terms which are defined in the Agreement and which are not otherwise defined herein shall have the meaning set forth in the Agreement.

The Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period following the execution of this Release.

EXECUTIVE: _________________________

Print Name: ________________________

DATED: ____________

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